UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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RACKSPACE HOSTING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rackspace Hosting, Inc.

1 Fanatical Place,

City of Windcrest

San Antonio, Texas 78218

Dear Fellow Stockholders:

We are pleased to enclose your Notice of Annual Meeting of Stockholders and Proxy Statement for the 2015 Annual Meeting of Stockholders of Rackspace Hosting, Inc. to be held at 8:30 a.m., CDT, on May 6, 2015, at the Rackspace Corporate Headquarters, 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218. The Company’s Annual Report for the fiscal year ended December 31, 2014 is also enclosed with these materials.

The Board of Directors hopes that you will be able to attend the Annual Meeting. We look forward to meeting each of you and discussing with you the events that occurred during our past fiscal year and our current prospects. Whether or not you are able to attend in person or otherwise be represented, we urge you to vote by signing the enclosed proxy card and mailing it in the accompanying stamped envelope at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the proxy card. If you prefer, you may also vote your shares by Internet or by telephone by following the instructions on your proxy card. We urge you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the Annual Meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card which was mailed on or about April 6, 2015, and by notifying you of the availability of the proxy materials on the Internet. This proxy statement, the accompanying form of proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including financial statements, are available on the Internet at www.rackspace.com/proxy.

Sincerely yours,

Graham Weston

Chairman of the Board of Directors

April 6, 2015

Rackspace Hosting, Inc.

1 Fanatical Place

City of Windcrest

San Antonio, Texas 78218

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2015

Notice is hereby given that the 2015 Annual Meeting of Stockholders of Rackspace Hosting, Inc. will be held on Wednesday, May 6, 2015, at 8:30 a.m., CDT, at the Rackspace Corporate Headquarters, 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218. We are holding the meeting to:

1.	Elect three Class I directors to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;

2.	Ratify the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

With respect to the election of the Class I directors, Mark P. Mellin and S. James Bishkin have notified the Board that, consistent with the Company’s guiding principles for Board development and succession, they will not stand for reelection to the Board of Directors at the 2015 Annual Meeting. Mr. Mellin has served on our Board since 2009 and Mr. Bishkin has served on our Board since 2005, and we thank them for their years of service.

If you owned our common stock at the close of business on March 12, 2015, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Antonio, Texas for ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement, and the Annual Report are first being mailed to stockholders on or about April 6, 2015.

By Order of the Board of Directors,

William Alberts

Corporate Secretary

April 6, 2015

San Antonio, Texas

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 6, 2015: This proxy statement, the accompanying form of proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including financial statements, are available on the Internet at www.rackspace.com/proxy. Under rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Rackspace Hosting, Inc.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 6, 2015

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Rackspace Hosting, Inc.

1 Fanatical Place,

City of Windcrest

San Antonio, Texas 78218

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for our 2015 Annual Meeting of Stockholders to be held on Wednesday, May 6, 2015, at 8:30 a.m., CDT at the Rackspace Corporate Headquarters, 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218.

The proxy materials, including this proxy statement, proxy card or voting instruction card, and our 2015 Annual Report are being distributed and made available on or about April 6, 2015. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. When used in this proxy statement, the terms “we,” “us,” “our” and “the Company” mean Rackspace Hosting, Inc. and its divisions and subsidiaries.

QUESTIONS AND ANSWERS

What is included in the materials sent to you and posted on our website?

The materials include:

•	Our proxy statement for the Annual Meeting and a proxy card; and

•	Our 2014 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2014.

What matters am I being asked to vote on at the Annual Meeting?

At the Annual Meeting, you will be asked to:

•

Elect three Class I directors, Fred Reichheld, Kevin Costello, and John Harper, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations, or postponements thereof.

What are our Board of Directors’ voting recommendations?

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board, and “FOR” the ratification of the appointment of KPMG LLP.

How can I attend and vote at the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Rackspace stockholder as of the close of business on March 12, 2015, the “Record Date”, or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. You may obtain directions to attend the Annual Meeting by contacting our reception desk at 210-312-4600. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank, trustee, or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to May 6, 2015, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the Annual Meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting.

At the close of business on the Record Date, we had approximately 142,461,389 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

The meeting will begin at 8:30 a.m., CDT. Check-in will begin at 7:30 a.m., CDT and you should allow ample time for the check-in procedures.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent you the proxy materials directly.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy statement was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of our issued and outstanding shares on the Record Date must be present at the meeting or represented by proxy in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and entitled to vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card by mail.

How do I vote?

Most stockholders have a choice of voting in one of four ways:

•	over the Internet;

•	using a toll-free telephone number;

•	completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided (if you received paper copies of the proxy materials); or

•	in person at the meeting.

The telephone and Internet voting facilities for Stockholders of Record will close at 11:59 p.m. Eastern Standard Time on May 5, 2015. Your vote, including any votes delivered by mail should you receive paper copies of your proxy materials and mail your proxy/voting instruction card, must be received by 11:59 p.m. Eastern Standard Time on May 5, 2015 in order to be counted. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Please read the instructions on the Notice, proxy card or the information sent by your broker or bank. If you hold your shares in street name, your bank or broker will send you a separate package describing the procedures and options for voting your shares.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange, or NYSE, the organization that holds your shares may generally vote on “routine” matters. This is known as “broker discretionary voting.” However, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine matter,” the organization will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Which ballot measures are considered “routine” or “non-routine”?

We believe that Proposal 2 (approval of auditors) will be considered routine under NYSE rules, which means that the bank or brokerage firm that holds your shares may vote your shares in its discretion. Proposal 1 (election of directors) is considered a non-routine matter. Accordingly, if you are not the stockholder of record, the organization that holds your shares may not vote with respect to the election of directors if you have not provided instructions. We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” any matter being voted on at the Annual Meeting, except in elections of directors where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	A majority of the votes duly cast is required for the election of directors. The number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee for the nominee to be elected as a director of the Company to serve a three year term or until his or her successor has been duly elected and qualified. You may vote “FOR” “AGAINST” OR “ABSTAIN” on each of the three nominees for election as director. Only votes “FOR” and “AGAINST” will affect the outcome. A broker non-vote or a properly executed proxy marked “ABSTAIN” with respect to the election of a Class I director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum. The Board of Directors recommends that you vote your shares “FOR” each of the three nominees listed in Proposal 1.

Proposal 2—Ratification of appointment of independent registered public accounting firm	You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote. The Board of Directors recommends that you vote your shares “FOR” Proposal 2.

Can I revoke or change my vote after I have voted?

Subject to any rules your broker, trustee or nominee may have, you may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date by signing and returning a new proxy card over the Internet, by mail or by telephone with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in our Current Report on Form 8-K to be filed within four business days of the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the costs of solicitation of proxies. We have engaged Innisfree M&A Incorporated to assist us with the solicitation of proxies and expect to pay Innisfree less than $50,000 for their services. In addition to solicitations by mail, Innisfree and our directors, officers, and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How may I obtain a separate copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Accordingly, a single Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement to any stockholder of a shared address to which a single copy of this document was delivered. If any stockholders of a shared address wish to receive a separate proxy statement, they may contact our Corporate Secretary by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, if by email to secretary@rackspace.com or if by phone to (210) 312-4000. If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements by contacting our Corporate Secretary.

PROPOSAL 1—ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of eleven directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal. Following the Annual Meeting, our Board will consist of nine directors.

Class I Directors

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the three current Class I members of the Board of Directors, Fred Reichheld, Kevin Costello, and John Harper. Our other two current Class I directors, Mark P. Mellin and S. James Bishkin, consistent with the Company’s guiding principles for Board development and succession, have declined to seek another term as director. We do not know of any reason why any of the nominees would be unable to serve as a director. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2018 and until their successors are elected and qualified, subject to their earlier death, resignation, or removal.

The names and certain information about the nominee directors and the continuing directors in each of the other two classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class I directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

Each candidate must receive a majority of the affirmative votes of the shares of our common stock cast at the Annual Meeting in order to be elected Class I directors to serve for a three-year term and until their successors have been duly elected and qualified, subject to their earlier death, resignation, or removal.

Corporate Strategy

We are focused on creating sustainable competitive advantage in four key areas. First, our vision is to be recognized as one of the world’s great service companies. Because companies must trust their cloud computing provider with their mission-critical IT assets, service reputation is a key selection criterion. Second, our singular focus is to provide cloud computing services, which enables us to operate with a financial discipline that keeps costs low, thereby generating returns that exceed our cost of capital. Third, our portfolio approach to services allows customers to select the solution that best fits their requirements. Fourth, we are committed to open technology standards, which address one of the main barriers to adoption of cloud computing: the customer’s fear of being locked in to a particular vendor who then wields great power to raise prices and stifle innovation. These key principles form the foundation of our business model. The competencies we seek in our directors must support these key principles.

The Nominating and Governance Committee oversees the evaluation of individual Board members, committees, and the whole Board, with the assistance of a third-party facilitator when needed. The evaluation seeks to ascertain, among other things, whether the Board and its committees are functioning effectively and have the necessary skills, backgrounds, and experiences to meet the evolving needs of Rackspace.

Qualifications for All Directors

To be considered for Board membership, all individual directors of Rackspace Hosting, Inc. should possess wisdom and financial literacy. Our Board believes that directors should be committed to representing the long-term interests of all stockholders. The directors we seek must exhibit a commitment of both time and active attention to fulfill their fiduciary obligations. Generally, this means that directors should ensure that they have the time to prepare for meetings, attend Board and committee meetings and the annual meeting of stockholders, consult with management as needed, and address crises should they arise.

We also expect our directors to stay informed about issues that are relevant to our Company. Ongoing director education provided either by the Company or by a third party is an important part of this requirement. The Nominating and Governance Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

Below we identify the key qualifications and skills our directors bring to the Board that are important in light of our strategic direction. The directors’ individual qualifications and skills that the Board considered in their re-nomination are included in the directors’ individual biographies.

•	Leadership/management experience

•	Industry experience

•	Finance experience

•	Accounting experience

•	Real estate transaction experience

•	Customer service experience

•	Strategy formation experience

•	International business experience

•	Corporate governance experience

•	Technology experience

Board Skills Matrix

The chart below summarizes the specific qualifications, attributes, and skills for each director. An “X” in the chart below indicates that the item is a specific reason that the director has been nominated to serve on the Board. The lack of an “X” does not mean the director does not possess that qualification or skill. Rather, an “X” indicates a specific area of focus or expertise of a director on which the Board currently relies.

Required Expertise

Board of Directors
	Bishkin*	Reichheld	Mellin*	Costello	Harper	Tretikov	Gilliland	Rhodes	Weston	Moorman	Fisher
	Class I	Class I	Class I	Class I	Class I	Class II	Class II	Class II	Class III	Class III	Class III
Leadership/Management	X	X	X	X	X	X	X	X	X	X	X
Industry	X			X	X	X		X	X	X	X
Finance	X		X	X	X		X		X
Accounting			X	X	X		X
Real estate	X								X
Customer service		X		X		X	X	X	X	X	X
Strategy formation		X		X		X		X	X	X	X
International business			X	X	X	X	X	X		X
Corporate governance	X		X	X	X		X
Technology				X	X	X	X	X	X	X

*	Messrs. Mellin and Bishkin, consistent with the Company’s guiding principles for Board development and succession, have declined to stand for re-election in 2015 and will not be directors following the annual meeting.

Nominees for Class I Directors

The name and age as of March 12, 2015, of each nominee director, his position with us, the year in which he first became a director, and certain biographical information is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Fred Reichheld	63	Director	2008
Kevin Costello	53	Director	2014
John Harper	53	Director	2015

Fred Reichheld has served as a member of our Board of Directors since November 2008. Since 1977, Mr. Reichheld has been employed at Bain & Company, Inc., a global business consulting firm, and was elected to the partnership at Bain in 1982. Mr. Reichheld founded Bain’s Loyalty practice, which helps clients achieve superior results through improvements in customer, employee, partner, and investor loyalty, and has also served in a variety of other roles, including as a member of Bain & Company’s Worldwide Management, Nominating, and Compensation Committees. In January 1999, he was elected by the firm to become the first Bain Fellow. Mr. Reichheld is a frequent speaker to major business forums and groups of Chief Executive Officers and senior executives worldwide and has authored several books, including The Loyalty Effect: The Hidden Force Behind Growth, Profits, and Lasting Value (Harvard Business School Press, 1996), The Loyalty Rules!: How Today’s Leaders Build Lasting Relationships (Harvard Business School Press 2003), The Ultimate Question, (Harvard Business School Press, 2006) and The Ultimate Question 2.0 (Harvard Business School Press 2011). He received his B.A. from Harvard College and his M.B.A. from Harvard Business School.

Mr. Reichheld’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy, and managerial experience attained through his partnership at a large management consulting firm and as an advisor on customer loyalty to several large corporations, expertise in measuring customer satisfaction, customer retention and its link to revenue growth and profitability, and the knowledge and experience he has attained through his service on our Board since 2008.

Kevin Costello has served as a member of our Board of Directors since December 2014. From 2007 to January 2014, Mr. Costello served as the president of Ariba, Inc., a spend-managed software and consulting services company. When SAP acquired Ariba in 2012, Mr. Costello continued to serve as president where he focused on driving the Ariba solution through the SAP cloud go-to-market organization. From 2002 to 2007, Mr. Costello served as the Executive Vice President and Chief Commercial Officer of Ariba. Prior to Ariba, Kevin served in various senior management positions during this 18-year career at Anderson Business Consulting. Mr. Costello holds a Bachelor of Science degree in Accounting from the University of Illinois and is a Certified Public Accountant.

Mr. Costello’s pertinent experience, qualifications, attributes, and skills include: financial literacy and consulting and advisory experience in the SaaS industry for more than 25 years, as well as his leadership experience as President of Ariba. Mr. Costello is regarded in the market as a leader in the Software as a Service space with a focus on providing solutions that deliver immediate benefit through network enabled capabilities and has helped companies improve their competitive position through the use of technology, strategy and services that deliver sustaining results.

John Harper has served as a member of our Board of Directors since February 2015. From 2009 to 2014, Mr. Harper served as Vice President and Chief Financial Officer of Dell Services, an $8 billion business unit of Dell, Inc. Prior to the acquisition of Perot Systems by Dell, Harper served as the Chief Financial Officer of Perot Systems Corporation where he was responsible for the company’s global financial management activities. He served as the main interface to the investment community, oversaw mergers and acquisitions activities, and was responsible for the corporation’s planning, accounting and treasury functions. Mr. Harper also served as Perot Systems’ Treasurer, where he helped lead its initial public stock offering and spearheaded efforts to strengthen its financial performance as well as Head of Corporate Development and Finance Director of Perot Systems’ operating units. Before joining Perot Systems, Harper spent 9 years in the audit practice of Ernst & Young serving a number of industries including technology, manufacturing, education and oil and gas. Harper holds a Bachelors of Business Administration from Texas A&M University and is a CPA in the state of Texas.

Mr. Harper’s pertinent experience, qualifications, attributes, and skills include: CPA, financial expertise and more than 30 years of experience in the technology, healthcare and financial services industries, as well as leadership experience as a Chief Financial Officer. Mr. Harper also has experience with large scale business unit transformation through his leadership during the integration of Perot Systems services businesses into Dell to create a new Dell Services organization spanning approximately 90 counties and 50,000 team members.

Directors Not Standing for Election

The names and certain biographical information as of March 12, 2015 about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since	Director Class	End of Current Term
Graham Weston	51	Director	2001	Class III Director	2017
Lewis J. Moorman	44	Director	2011	Class III Director	2017
Ossa Fisher	38	Director	2013	Class III Director	2017
William Taylor Rhodes	44	CEO, President and Director	2014	Class II Director	2016
Lila Tretikov	37	Director	2014	Class II Director	2016
Michael Sam Gilliland	52	Lead Director	2011	Class II Director	2016

Graham Weston, our Chairman of the Board, provided seed capital for the formation of our business in December 1998 and acted as our Chairman or Co-Chairman (or its functional equivalent for our predecessor entities) since that time and as our Chief Executive Officer (or its functional equivalent for our predecessor entities) from July 1999 to August 2006. Mr. Weston was again appointed to the Chief Executive Officer role in February 2014 and served through September 2014 at which time William Taylor Rhodes was appointed Chief Executive Officer. Mr. Weston has led the creation of and managed a number of startup ventures and has had an ownership interest and/or managed various real estate companies, including Weston Properties. Mr. Weston serves as a member of our Real Estate and Finance Committee. He received his B.S. degree from Texas A&M University.

Mr. Weston’s pertinent experience, qualifications, attributes, and skills include: the knowledge and experience he has attained through his experience as an entrepreneur and private investor, and the knowledge and experience he has attained through his service as a Rackspace early stage investor, Chief Executive Officer, and as our Chairman of the Board.

Lewis J. Moorman has served as a member of our Board of Directors since August 2011. Mr. Moorman also served as both our President (from December 8, 2011), and as our Chief Strategy Officer (since April 2008) until stepping down from both roles in October 2013. From October 2013 to December 2014, Mr. Moorman provided the Company with strategic guidance as a part-time employee. Prior to becoming President, Mr. Moorman served as President of our Cloud division from February 2009 to December 2011, as our Senior Vice President, Strategy and Corporate Development from January 2004 until April 2008, as our Chief Marketing Officer from 2001 to December 2003 and as our Vice President, Strategy and Product Development from 2000 to 2001. Before joining Rackspace, Mr. Moorman held several positions at the management consulting firm McKinsey & Company, advising a variety of high technology clients on critical strategic issues. Mr. Moorman received his B.A. from Duke University and his J.D. from Stanford Law School.

Mr. Moorman’s pertinent experience, qualifications, attributes, and skills include: J.D., leadership and expertise gained through his global experience as our President and Chief Strategy Officer, and the knowledge and experience he has attained in technology, marketing, product, corporate development, and the cloud computing and hosting industry through his continued service with our company since 2000.

Ossa Fisher has served as a member of our Board of Directors since October 2013. Ms. Fisher has served as the Chief Marketing Officer at Imagination Station, Inc. (dba Istation), a leader in e-learning, since March 2015. Prior to joining Istation, Ms. Fisher was the Senior Vice President for Strategy and Analytics at global dating leader, The Match.com (a subsidiary of IAC), where she served from May 2013 to March 2015. Swedish-born Fisher has a career history spanning growth strategy, customer analytics and marketing, all within competitive business industries. Ms. Fisher has a broad range of expertise in technology and media, including more than 10 years in the Technology, Media and Telecom practices of both Bain & Company (where she was employed from 2004-2013) and Goldman, Sachs & Co. (from 1999-2002). Ms. Fisher also worked for the World Bank Group in the information technology investment division in 2003. Fisher holds a B.A. in Economics from Yale University, an M.A. in Education from Stanford University and an M.B.A. from Stanford Graduate School of Business. She is active in the Dallas community, serving Istation as a board member on the board of Uplift Education and on the Woodall Rogers Park Foundation Board.

Ms. Fisher’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., expertise in technology and media, including more than 10 years in the Technology, Media and Telecom practices of both Bain & Company and Goldman, Sachs & Co, and in the IT investment division of the World Bank Group, and strategic and customer service expertise from her experience at Match.com.

William Taylor Rhodes our Chief Executive Officer and President, has served as our President since January 2014 and as our Chief Executive Officer and member of the Board of Directors since September 2014. Previously Mr. Rhodes served as our Chief Customer Officer from September 2013 to January 2014 and as our Managing Director, International from December 2011 to September 2013. Mr. Rhodes has also served in various other leadership roles at Rackspace since 2007, including as our Vice President, Enterprise (International), Vice President, Enterprise (US) and Vice President, Intensive. Prior to joining Rackspace, Mr. Rhodes held a series of progressive leadership roles managing end-to-end relationships with large global customers at EDS. He is also a former US Marine Corps officer and received his M.B.A. from the University of North Carolina at Chapel Hill.

Mr. Rhodes’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and leadership through his experience as our Chief Executive Officer, President and Chief Customer Officer and extensive industry experience through his direct involvement in our operations since joining Rackspace in 2007. These attributes give him the experience, qualifications, attributes, and skills to serve on and help lead the Board. Mr. Rhodes provides leadership to our Board in a number of ways, including working with the Independent Lead Director on setting necessary and appropriate agenda items for meetings of the Board with input from other directors, suggesting and managing the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board, and providing strategic vision.

Lila Tretikov has served as a member of our Board of Directors since September 2014. Ms. Tretikov has served as the Executive Director of the Wikimedia Foundation, a non-profit organization that provides equal access to knowledge through services like Wikipedia, the world’s largest encyclopedia, available in 285 languages and the fifth most popular website in the world, since May 2014. Prior to her service with Wikimedia, Ms. Tretikov served as the Chief Product Officer for the open-source, cloud-based software vendor SugarCRM from 2006 to May 2014. SugarCRM sponsored an open source project with more than 30,000 contributors and deployed by over 1.5 million individuals in 120 countries and 26 languages. Lila began her career as an engineer at the Sun-Netscape Alliance working on the Java server in 1999 Ms. Tretikov studied Computer Science and Art at the University of California, Berkeley, where she did research work in machine learning and holds patents for intelligent data mapping, dynamic language applications, and other technology innovations. In 2012, Ms. Tretikov received a Stevie Award for Women in Business and, in 2014, was named to Forbes’ list of “The World’s 100 Most Powerful Women” and the San Francisco Chronicle’s “21 Most Powerful Women in Bay Area Technology.”

Ms. Tretikov’s pertinent experience, qualifications, attributes, and skills include: a deep expertise in technology, gained through more than 15 years of experience in the technology space at companies such as Wikimedia, SugarCRM and Sun-Netscape Alliance and her expertise as a software engineer and co-author of several patents in intelligent data mapping and dynamic language applications, and in leadership as the executive director of Wikimedia.

Michael Sam Gilliland has served as a member of our Board of Directors since August 2011 and has been an executive partner at Siris Capital Group, LLC since January 2015. From 2003 to September 2013, Mr. Gilliland was Chairman and Chief Executive Officer of Sabre Holdings, a global travel technology company, where he led more than 10,000 employees in 60 countries, spanning all segments of the travel industry. Prior to that, Mr. Gilliland served in several senior leadership positions at Sabre Holdings including President and Chief Executive Officer of Travelocity, Executive Vice President and Chief Marketing Officer of Sabre Holdings, group president of Sabre Airline Solutions, and senior vice president and general manager of Sabre Business Travel Solutions, a start-up venture within the Company. Before joining Sabre Holdings in 1988, Mr. Gilliland worked as an electrical engineer for Lockheed Missiles and Space in Austin, Texas. Mr. Gilliland was appointed to the President’s Management Advisory Board by U.S. President, Barack Obama, in March 2011 and in 2012 was appointed to serve as vice chair during a third term on the U.S. Commerce Department’s Travel and Tourism Advisory Committee. Also in 2012, Mr. Gilliland joined the Energy Security Leadership Council (ESLC), a group of prominent business and military leaders who support long-term policies to reduce U.S. oil dependence. Mr. Gilliland has also served on the board of Gogo (NASDAQ:GOGO) since July 2014. Mr. Gilliland holds an M.B.A. from the University of Texas at Dallas and a bachelor’s degree in electrical engineering from the University of Kansas.

Mr. Gilliland’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy, leadership and expertise gained through his experience as Chairman and Chief Executive Officer of a technology company in both the public and private contexts during periods of global economic growth as well as the most recent economic recession. Additionally, Mr. Gilliland’s experience in the travel industry since 1988 has provided him with a distinct expertise and insight in the area of customer service. Sabre Holdings has few equals in any industry in terms of technology scale and utilization. As such he is uniquely qualified to contribute to the oversight and strategic direction of our company.

Board Composition

Pursuant to our Amended and Restated Certificate of Incorporation, we have a “staggered” or classified Board, which is divided into three classes. Each class is elected at an annual meeting of stockholders and holds office for a three-year term. We believe that the classified structure offers several advantages to our company and our stockholders, including promoting Board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of our Board members will always have prior experience with our company. However, our main reasoning for structuring our Board as a classified Board is that it provides effective protection against unwanted takeovers and proxy contests, thereby encouraging a reasoned negotiation to take place in those situations, which our Board believes would maximize stockholder return.

While our Board recognizes that some believe that a classified structure does not enable stockholders to express a view on each director’s performance through an annual vote, thereby reducing directors’ accountability to stockholders, and that some institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies, our Board believes that the benefits provided by a classified Board far exceed any potential detriments.

Our Board has also assessed the current makeup of the Board and, while it believes the makeup is strong, we continue to look for members that can add additional depth of knowledge and experience in leading our Company.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Real Estate and Finance Committee. Pursuant to our Amended and Restated Bylaws, our Board may establish other committees to facilitate the management of our business and operations.

Audit Committee

Our Audit Committee consists of Mark P. Mellin (Chair), Michael Sam Gilliland, Jim Bishkin, and Kevin Costello. Our Board has determined that each member of our Audit Committee meets the requirements for audit committee independence purposes and financial literacy under the rules and regulations of the SEC, and the listing requirements of the NYSE. The Board has also determined that Mark Mellin and John Harper meet the requirements of an audit committee financial expert under SEC rules and regulations and the financial sophistication requirements of the NYSE. Since Messrs. Mellin and Bishkin will not run for re-election in 2015, the Board of Directors is expected to name one additional new member to the Audit Committee to replace Mr. Mellin as Chairman immediately following the annual meeting. No member of our Audit Committee serves on the Audit Committees of more than three other public companies. Our Audit Committee is responsible for, among other things, selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors; evaluating the qualifications, performance, and independence of our independent auditors; monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing the adequacy and effectiveness of our internal control policies and procedures; discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and preparing the Audit Committee report that the SEC requires in our annual proxy statement. Please see the Report of the Audit Committee of the Board of Directors in this proxy statement.

The Audit Committee acts under a written charter adopted and approved by our Board of Directors. A copy of the charter of our Audit Committee is available on our website located at http://ir.rackspace.com.

Compensation Committee

Our Compensation Committee consists of Ossa Fisher (Chair), Michael Sam Gilliland, and Lila Tretikov. Our Board has determined that each member of our Compensation Committee meets the requirements for independence under the current requirements of the NYSE, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Compensation Committee is responsible for, among other things, reviewing and recommending to our Board for approval, the salary, bonus, incentive, and equity compensation for our Chief Executive Officer, and compensation programs for our outside directors; approving the salary, bonus, incentive, and equity compensation for all of our other executive officers; administering our equity incentive plans, including our Amended and Restated 2007 Long-Term Incentive Plan, Equity Inducement Plan, and 2008 Employee Stock Purchase Plan; and reviewing and approving the compensation discussion and analysis and Compensation Committee report that the SEC requires in our annual proxy statement. The Compensation Committee may form subcommittees for any purpose that it deems appropriate and may delegate to those subcommittees such power and authority as it deems appropriate. Please see the Report of the Compensation Committee in this proxy statement.

The Compensation Committee acts under a written charter adopted and approved by our Board. A copy of the charter of our Compensation Committee is available on our website located at http://ir.rackspace.com.

Nominating and Governance Committee

Our Board has established a Nominating and Governance Committee that consists of Michael Sam Gilliland (Chairman), S. James Bishkin, Ossa Fisher, and Fred Reichheld. Our Board has determined that each designated member of our Nominating and Governance Committee meets the requirements for independence under the requirements of the NYSE. Since Mr. Bishkin will not to run for re-election in 2015, the Committee will consist of three members rather than four following the annual meeting. The Nominating and Governance Committee is responsible for, among other things, developing and recommending to our Board our corporate governance guidelines, identifying individuals qualified to become Board members, overseeing the evaluation of the performance of the Board, selecting the director nominees for the next annual meeting of stockholders, and selecting director candidates to fill any vacancies on the Board.

The Nominating and Governance Committee acts under a written charter adopted and approved by our Board. A copy of the charter of our Nominating and Governance Committee is available on our website located at http://ir.rackspace.com.

Members of our Board that are not on the Nominating and Governance Committee are invited, and frequently attend, our Nominating and Governance Committee meetings.

Real Estate and Finance Committee

Our Real Estate and Finance Committee consists of S. James Bishkin (Chairman) and Graham Weston. Since Mr. Bishkin will not to run for re-election in 2015, the Board of Directors will determine whether to add additional members to the Committee or terminate the Committee and reassign its tasks following the annual meeting. The Real Estate and Finance Committee is responsible for developing plans and making recommendations to our Board of Directors with respect to various financing and real estate issues as well as certain transactions involving the acquisition or disposition of businesses and assets (M&A).

Board Meetings and Attendance

The Board of Directors held 19 meetings during the year ended December 31, 2014. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served during the period for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of the Board of Directors, the number of meetings held by each committee in 2014 and the membership of each committee during the year ended December 31, 2014.

Name	Audit	Compensation	Nominating and Governance	Real Estate and Finance	Strategic Transactions Committee (11)
S. James Bishkin	Member (1)		Chair/Member (1)	Chair
Mark P. Mellin	Chair				Member
Fred Reichheld			Member (2)
Palmer L. Moe (3)	Member	Member	Member
George J. Still, Jr. (4)		Member	Member	Member	Member
Lila Tretikov		Member (5)
Graham Weston				Member	Member
Ossa Fisher		Chair/Member (6)
Michael Sam Gilliland	Member	Chair/Member (7)	Chair/Member (7)		Member
Lewis J. Moorman					Member
William Taylor Rhodes (8)
Kevin Costello (9)
John Harper (10)
Total Number of Meetings Held in 2014	11	10	5	—	20

(1)	Mr. Bishkin served as lead director and Chair of the Nominating and Corporate Governance Committee until May 1, 2014, at which time Michael Sam Gilliland succeeded him in those two roles. On that same date, Mr. Bishkin joined the Audit Committee to replace Mr. Moe, who did not seek re-election as a director at the annual meeting of the stockholders on May 1, 2014.

(2)	Mr. Reichheld joined the Nominating and Corporate Governance Committee on May 1, 2014.

(3)	Mr. Moe retired from the Board effective May 1, 2014.

(4)	Mr. Still retired from the Board of Directors on September 16, 2014.

(5)	Ms. Tretikov became a member of the Compensation Committee on October 1, 2014.

(6)	Ms. Fisher became Chair of the Compensation Committee on May 1, 2014, replacing Sam Gilliland in that role.

(7)	Mr. Gilliland became the lead independent director and Chair of the Nominating and Corporate Governance Committee on May 1, 2014, replacing Mr. Bishkin in both roles.

(8)	Mr. Rhodes joined the Board on September 16, 2014.

(9)	Mr. Costello joined the Board on December 17, 2014 and has since been appointed as a member of the Audit Committee on February 11, 2015.

(10)	Mr. Harper became a Board member on February 12, 2015.

(11)	The Strategic Transaction Committee is an ad hoc Committee that was utilized in 2014 in order to assess strategic alternatives and, later, to assess the merits of a stock buyback program. Mr. Weston stepped down from the Committee in September 2014. Lew Moorman joined the Committee in September 2014.

Corporate Governance

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board.

Because Mr. Weston, our former Chief Executive Officer, was an employee of the Company prior to 2015 and is therefore not “independent,” our Board of Directors has appointed Michael Sam Gilliland as our lead independent director, or “Lead Director”, to preside at all executive sessions of “non-employee” directors, as defined under the rules of the NYSE. The Lead Director, working with our Chairman of the Board and Chief Executive Officer, and other directors, sets the agenda and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman and the Chief Executive Officer, and otherwise serves as liaison between the independent directors and the Chief Executive Officer. If necessary, the Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements our management structure. The Board’s practice is to have at least four separate executive session meetings on an annual basis for the independent directors.

Guiding Principles for Board Development and Succession

A number of principles (and practices) have guided the evolution of the Company’s board membership over the years, all with the aim of maintaining robust and effective governance. These are as follows:

•	A relatively small, highly engaged board is desirable.

•	Since our business rapidly changes, we must add board members with highly relevant (and contemporary) professional experience.

•	Although we lack formal term limits, approximately nine to twelve years of service is an expected commitment for any individual director.

•	A certain amount of director turnover is both inevitable and desirable, permitting the board to be “refreshed” over time, while also allowing for individual flexibility.

Majority Voting

Our Bylaws provide for a majority voting standard in the election of directors in uncontested elections and our Corporate Governance Guidelines require all director nominees to submit their resignations to the Board, which resignations are contingent upon (1) their not receiving a majority of votes cast in uncontested elections and (2) the Board of Directors accepting the resignation.

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. All of our directors attended last year’s Annual Stockholder Meeting.

Board Independence

Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The criteria used by the Board, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Rackspace. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with Rackspace, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she:

•	is, or has been within the last three years, an employee of Rackspace;

•	has an immediate family member who is, or has been within the last three years, an executive officer of Rackspace;

•

has, or has an immediate family member who has, received more than $120,000 in direct compensation from Rackspace, other than director and committee fees, in any twelve month period within the last three years;

•	is a current partner or employee of our auditor;

•	has an immediate family member who is a current partner of our auditor or who is an employee of our auditor and personally works on our audit;

•	has been, or has an immediate family member who has been, within the last three years, a partner or employee of our auditor who personally worked on our audit during that time;

•

is, or an immediate family member is, or has been within the last three years, employed as an executive officer of a public company that has or had on the Compensation Committee of its Board an executive officer of Rackspace (during the same period of time); or

•

is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Rackspace for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the Board has reviewed Rackspace’s relationships with organizations with which our directors are affiliated and has determined that such relationships, other than as set forth in this proxy statement, were established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors.

As a result of this review, our Board of Directors determined that S. James Bishkin, Mark P. Mellin, Fred Reichheld, Jr., Michael Sam Gilliland, Ossa Fisher, Lila Tretikov, Kevin Costello, and John Harper, representing eight of our eleven directors, are “independent directors” as defined under the rules of the NYSE, constituting a majority of independent directors on our Board of Directors as required by the rules of the NYSE. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Corporate Governance Guidelines and Code of Ethics and Business Conduct

Our management team and our Board regularly review and evaluate our corporate governance practices. The Board has adopted corporate governance guidelines that address the composition of and policies applicable to the Board. Our Board has adopted a code of business conduct and ethics. The code of business conduct and ethics applies to all of our employees, officers, and directors. The full text of our corporate governance guidelines and code of business conduct and ethics are posted on the investor relations portion of our website at http://ir.rackspace.com. We intend to disclose future amendments to our code of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. If an employee has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, our employees may report their concern by reporting it to the General Counsel or by submitting the concern at our reporting site at www.rackspace.ethicspoint.com.

Director Nomination Procedures

The Nominating and Governance Committee solicits recommendations for potential Board candidates from a number of sources, including members of the Board, our officers, individuals personally known to the members of the Board, and third-party research firms. In addition, the Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate and the candidate’s resume or a listing of his or her qualifications to be a director of the Company;

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected; and

•

the written statement that the proposed candidate intends to tender his or her irrevocable resignation upon his or her election or re-election, which resignation shall become effective only upon such proposed candidate’s failure to receive the requisite number of votes and the acceptance by the Board of such resignation.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at our principal executive offices and must be received by the Corporate Secretary not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the prior year’s annual meeting of stockholders; provided, however, in the event such annual meeting of the stockholders has been changed by more than thirty (30) days from the date of the prior year’s annual meeting of the stockholders, notice by a stockholder of a proposal must be received no later than the close of business on the latter of one hundred twenty (120) calendar days in advance of such upcoming annual meeting of the stockholders and ten (10) calendar days following the date on which public announcement of the date of the upcoming annual meeting of the stockholders is first made.

In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers a number of factors, including the following: the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee also focuses on various factors such as diversity of gender, race and national origin, education, professional experience, and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating and Governance Committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The Nominating and Governance Committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the Board. The Nominating and Governance Committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating and Governance Committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including with respect to any other candidates that the Nominating and Governance Committee might be considering. The Nominating and Governance Committee and other directors (including our Chairman and our Chief Executive Officer) may also conduct one or more interviews with the candidate, either in person, telephonically, or both. In certain instances, Nominating and Governance Committee members or other Board members may request a background check, may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Nominating and Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held in order to try to substantiate the stockholders depth of interest in our company.

Stockholder Communications with Directors

Our Board encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Stockholders can send communications by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, or

if by email to secretary@rackspace.com. Correspondence received from stockholders or other interested parties and addressed to our independent directors will be reviewed by our Corporate Secretary or his or her designee, who will forward to our independent directors all such correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof or that our Corporate Secretary otherwise determines requires their attention.

Continuing Education

Our Board encourages its members to pursue continuing education in order to enhance their effectiveness as Board members. In 2014, the Board provided four hours of continuing education to its members as part of their regularly scheduled Board agenda.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risks and has taken the lead role with respect to overall risk management oversight. The Audit Committee directly monitors our Company’s enterprise risk management process and provides annual updates to the full Board. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also routinely addresses specific risks related to corporate strategies as part of its normal agenda for its scheduled quarterly meetings. In addition, in order to facilitate communication regarding, among other things, risk management, our Vice President of Internal Audit reports directly to both the Chairman of the Audit Committee as well as our Chief Financial Officer.

Sustainability

Rackspace thinks about sustainability holistically: People, Pocket and Planet. Key components of our strategy include measuring and reducing our global emissions, benchmarking against world-class companies, engaging stakeholders, driving meaningful change and communicating our progress. Energy is our largest source of emissions and we’re committed to powering our operation with renewable energy. In 2014, Rackspace procured 40% renewable energy to power our global operation. Rackspace has been recognized for our sustainability leadership through its listing on the Dow Jones Sustainability Index and the FTSE4Good Index.

Political Contributions

Our Board oversees our political spending activity. We do not presently make any corporate political contributions. However, we do participate in the political process in other ways to help shape public policy and address legislation that impacts Rackspace and our industry. Our involvement aims to ensure that the interests of our customers, stockholders, employees, and other stakeholders are fairly represented at all levels of government. We are members of certain major U.S. trade associations from which a percentage of the dues we pay may be used for political spending, we have embarked on various lobbying efforts to address pertinent legislation and we have set up a state political action committee which is funded entirely by voluntary employee contributions (no corporate funds).

Headquarters Information and Website Information

Our headquarters are located at 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218 and the telephone number is (210) 312-4600. The Company’s website can be found at http://www.rackspace.com.

Vote Required and Board of Directors’ Recommendation

The election of each of the three Class I Directors requires the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the election of that director. You may vote either “FOR” or “AGAINST” each director nominee or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to any director will be counted for purposes of determining whether there is a quorum, but it will not be counted for purposes of determining the number of votes cast with respect to the election of such a director, and thus it will not have the same effect as a vote against the proposal.

RECOMMENDATION

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE

NOMINEES FOR CLASS I DIRECTOR LISTED ABOVE.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the Securities and Exchange Commission, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The Audit Committee operates under a written charter last amended by the Board of Directors on November 2, 2010, which provides that its functions include the oversight of the quality of the company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the company’s independent registered public accounting firm, KPMG LLP, including reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any non-audit services that may be performed by KPMG LLP, reviewing with management and KPMG LLP the adequacy of internal financial controls, and reviewing critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. A more detailed description of the functions and responsibilities of the Audit Committee can be found in Rackspace’s Audit Committee Charter, published on the corporate governance section of Rackspace’s Investor Relations website at http://ir.rackspace.com.

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. KPMG LLP is responsible for expressing an opinion as to the conformity of the company’s consolidated financial statements with generally accepted accounting principles and auditing of management’s assessment of internal controls over financial reporting.

Review of Audited Financial Statements for Fiscal Year ended December 31, 2014

The Audit Committee reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2014 with management. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged with Governance), as amended (AICPA, Professional Standards, Vol. 1, AU § 380), and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm. The Audit Committee reviewed the fees paid to KPMG LLP for its services and determined that KPMG LLP has not provided any non-audit services to Rackspace in 2014 except for $414,938 in audit-related, tax consulting and other fees. See fee schedule in “Proposal 2–Ratification of Appointment of Independent Registered Public Accounting Firm–Audit and Non-Audit Fees.”

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Rackspace employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Mark P. Mellin (Chairman)

Sam Gilliland

S. James Bishkin

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The Board recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board and Audit Committee will reconsider the selection, though a change will not necessarily be made. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

KPMG LLP has audited our balance sheets as of December 31, 2013 and 2014, and our related statements of consolidated income, cash flows, and stockholders’ equity for the years in the three year period ended December 31, 2014. We expect representatives of KPMG LLP to be present in person or by telephone at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2013 and 2014:

	Year Ended December 31,
Fee Category	2013	2014
Audit Fees	$1,630,202	$1,808,682
Audit -Related Fees	119,000	138,451
Tax Fees	248,168	276,487
All Other Fees	—	—

Total	$1,997,370	$2,223,620

Audit Fees. Consists of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consists of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services for 2013 and 2014 consisted of fees associated with transactions.

Tax Fees. Consists of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services for 2013 and 2014 consisted of tax advice on certain tax matters.

All Other Fees. Consists of the aggregate fees billed for products and services, other than the services reported above. We did not pay any fees in this category to KPMG LLP for the periods presented.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be performed by KPMG LLP. Our Audit Committee pre-approves services by authorizing, either generally or specifically, projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to address any requests for pre-approval of services between Audit Committee meetings; provided, however, that such additional or amended services may not affect KPMG LLP’s independence under applicable SEC rules. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

100% of KPMG LLP’s services and fees in fiscal 2014 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers.

Executive Officer	Age	Title
William Taylor Rhodes	44	Chief Executive Officer and President
Karl Pichler	43	Chief Financial Officer, Senior Vice President and Treasurer
Mark W. Roenigk	54	Chief Operating Officer and Senior Vice President
Tiffany Lathe	44	General Counsel and Vice President
Joseph Saporito	61	Chief Accounting Officer

William Taylor Rhodes—For biographical information see “Proposal 1—Election of Directors—Directors Not Standing for Election.”

Karl Pichler has served as our Chief Financial Officer, Senior Vice President and Treasurer since April 2011. Previously, Mr. Pichler served as our Vice President, Finance and held various roles in both the US and International operations. Prior to joining Rackspace in 2005, Mr. Pichler served as Vice President of the North American Middle Market Advisory Practice at Stern Stewart & Co. in New York, specializing in management, valuation, and incentive applications of economic profit under its trademarked name of EVA. Early in his career, Mr. Pichler was a research fellow at the Institute for Financial Management at the University of Bern in Switzerland and worked as a business analyst at Swiss Bank Corporation. Pichler is a CFA Charterholder and graduated Magna Cum Laude from the University of Bern, Switzerland, receiving a Licentiate Rerum Politicarum in Business Administration and Economics.

Mark W. Roenigk has served as our Chief Operating Officer and Senior Vice President since he joined us in December 2009. From January 2008 until December 2009, Mr. Roenigk was the Chief Procurement Officer and Vice President, Operational Excellence at eBay, where he was responsible for the implementation of a company-wide operational excellence program that substantially improved the customer experience while driving significant process and financial efficiencies. From December 2006 until January 2008, Mr. Roenigk was the Senior Vice President, Operations at XM Satellite Radio where he was responsible for all supply chain activities and global procurement in the manufacturing and distribution of XM products. From April 2004 to August 2006 he was Vice President, Supply Chain Operations, at Intuit, and from February 1995 to March 2004 was a General Manager at Microsoft Corporation across a variety of operational roles. Mr. Roenigk received his B.B.A. in Management from Texas A&M University.

Tiffany Lathe has served as our General Counsel and Vice President since February 2014, and is based out of our London office. Ms. Lathe joined Rackspace in 2007 as Vice President, International Legal and in February 2013 also became the leader of the International Human Resources Department, where she continued to serve until she became General Counsel. Prior to joining Rackspace, Ms. Lathe was a solicitor at Martineau Johnson Solicitors, based in Birmingham, UK. She received her first degree from the University of York in 1992, followed by her Common Professional Examination/ Postgraduate Diploma in Legal Studies from the University of Birmingham in 2003 and Postgraduate Diploma in Legal Practice in 2004 from the College of Law, Birmingham.

Joseph Saporito has served as our Chief Accounting Officer since February 2012. From 2008 until joining Rackspace, Mr. Saporito practiced as a financial consultant and Leadership Coach. From 2002 to 2008, he served as the Executive Vice President and Chief Financial Officer of Carriage Services, Inc., a New York Stock Exchange company. Mr. Saporito’s prior professional experience includes 15 years as a partner with Arthur Andersen, LLP. Mr. Saporito currently serves as a director of US Dataworks, Inc. Mr. Saporito earned a B.A. in Accounting from the University of South Florida. He is a CPA and is certified as a Leadership Coach by Georgetown University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2014 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. In addition, this discussion contains performance objectives established by us for 2014 solely with respect to our compensation programs. Such performance objectives do not constitute guidance regarding our expected future operating results.

Executive Summary

Rackspace is the world leader in the managed cloud segment of the business IT market. We serve more than 300,000 business customers, including a majority of the enterprises in the Fortune 100, from our data centers on four continents. We help them tap the power of cloud computing without the pain of having to become experts in dozens of complex technologies. We free them from the expense of hiring or contracting with engineers who do not differentiate their businesses. We allow them to concentrate on their core business and keep their operations fast and lean.

Our market for talent is highly competitive, and Rackspace is proud of our ability to hire high quality, talented, and dedicated employees. Our Rackers faced an especially challenging year in 2014: changes in our leadership and announcements regarding our ongoing existence as an independent company presented unique business challenges. In February, our long-time CEO—A. Lanham Napier—announced his retirement from the Company. In May, our Board announced an evaluation of strategic alternatives, including the potential for an acquisition. These challenges continued through September—ending with William Taylor Rhodes’s appointment as our new CEO—and were felt by Rackers and shareholders alike. Our compensation programs in 2014 reflect the challenging environment, and the Board’s desire to focus significantly on talent retention.

Key Performance Highlights

•

Despite external skepticism of our long-term market potential and of our focus on the managed cloud segment of the business IT market, Rackspace experienced a strong 2014. Adjusted EBITDA, income from operations, and net income all grew at a faster pace than net revenue, reflecting an expansion of our margins.

•

During the last three quarters of 2014, while unmanaged cloud providers were significantly dropping their prices, we continued to gain new customers and grow revenue. We experienced year-over-year quarterly revenue growth of 17.4%, 18.3%, and 15.8% in the second, third, and fourth quarters of 2014, respectively, demonstrating the value our customers place on our service and expertise.

	Year ended December 31,
Dollar amounts in thousands, except stock price	2013	2014	% Growth
Net Revenue	$1,534,786	$1,794,357	16.9%
Income from Operations	$133,136	$163,529	22.8%
Net Income	$86,737	$110,553	27.5%
Adjusted EBITDA	$505,788	$605,418	19.7%
Closing Stock Price on December 31	$39.13	$46.81	19.6%

•

In 2014, Gartner Inc.’s Magic Quadrant ranked Rackspace as the leader in the Cloud-Enabled Managed Hosting segment, the first time Gartner has distinguished between unmanaged—or “infrastructure as a service”—and managed cloud.

Key Compensation Highlights

In 2014 our named executive officers were A. Lanham Napier, Graham Weston, William Taylor Rhodes, Karl Pichler, Mark W. Roenigk, Tiffany Lathe, and Joseph Saporito. The following lists key compensation matters for fiscal year 2014:

•	Our triennial Say-on-Pay vote passed with 87% support, and our Amended and Restated 2007 Long-Term Incentive Plan vote passed with 63% support.

•

A large portion of the compensation provided to our chief executive officer and continuing named executive officers in 2014 was performance-based – 44% and 34% respectively. The majority of the compensation was at-risk or otherwise vested over multi-year periods – 87% and 72% respectively – which we believe aligns executives with the long-term interests of shareholders.

•

Base salaries for continuing members of the executive team increased 3% to 14% between 2013 and 2014. In addition, we appointed a new CEO with a more market-based compensation program than was provided to our prior, long-time CEO, Mr. Napier.

•	Despite strong financial results, we did not fully achieve the target level of performance in our annual non-equity incentive plan, which paid out at 81% of target for the year.

•	Reflecting the critical need during the year to retain our leadership, equity grants to our named executive officers were larger and more time-based than in prior years.

•

Performance stock units (“PSUs”) granted prior to 2014 were conditional on our Company’s total shareholder return (“TSR”) relative to the NASDAQ Internet Index. Two awards with performance periods ending in 2014 did not meet the performance criteria and were forfeited.

•

PSUs granted in 2014 differed from the above design, and instead will vest on achievement of revenue and revenue growth performance. The Compensation Committee believes these awards have improved line-of-sight, and thus motivation, for recipients over the prior TSR-based awards.

2014 Pay Mix Summary

The charts above exclude compensation paid to Messrs. Napier and Weston, and are based on the following: Salary, Bonus, and All Other Compensation Earnings as disclosed in the Summary Compensation Table; Non-Equity Incentives (Annual Incentives) and Equity Incentives (Performance and Service-Based Equity) as disclosed in the Grants of Plan Based Awards table.

Compensation Philosophy

Our approach to executive compensation is guided by the following principles:

•	Reward Rackers for consistently delivering strong results;

•	Establish a clear connection between rewards and performance;

•	Reward long-term thinking and perspective;

•	Align executive compensation with shareholder interests;

•	Maintain a significant portion of executive compensation at-risk;

•	Balance performance metrics and performance period time horizons.

Other Important Matters

In addition to the compensation details provided above, other important details are as follows:

•	Executive officers are not entitled to any tax gross-up treatment, including for any cash severance or equity vesting upon acceleration, even following a change-of-control;

•

Change-of-control benefits are limited to accelerated vesting of equity compensation. Performance-based awards accelerate automatically upon a change-of-control, and are measured for actual performance achieved. Service-based awards accelerate according to a double-trigger philosophy, i.e., requiring a change-of-control plus a qualifying termination of employment;

•	We have stock ownership guidelines for our executives;

•	Our named executive officers receive the same employee benefits as our employee group as a whole and generally are not entitled to any executive perquisites;

•	We do not have any supplemental retirement benefits;

•	We have a prohibition against hedging, and limit the ability to pledge or margin our common stock;

•	We have an equity award process that provides for pre-established, regular grant dates each year following formally adopted practices and procedures;

•

Our Compensation Committee annually reviews and has determined that our compensation programs do not create inappropriate or excessive risk that is likely to have a materially adverse effect on the Company;

•	Our Compensation Committee has engaged an independent compensation consultant to advise it on market practices; and

•

Our overall equity burn rate for 2014 was 4.5%. Burn rate is defined as the number of plan shares granted in the year, divided by total shares outstanding. Each option granted is equivalent to 1.00 plan share, and each restricted stock unit (“RSU”) and PSU granted was equivalent to 1.76 plan shares prior to May 2014, and 1.93 plan shares in May 2014 and beyond.

Response to 2014 “Say-On-Pay” Vote

Prior to our 2014 annual meeting, institutional stockholders were invited to engage with members of our HR and Legal teams to discuss matters related to executive and incentive compensation. Overall, shareholders were supportive of our compensation practices, but had some questions about the increase in our equity burn rate in 2013. The Compensation Committee regularly reviews and tracks our burn rate and believes that our share utilization is within the market norms for our industry and Select Peer Group. We believe adoption of a burn rate cap would hinder our ability to recruit and retain the talent needed to achieve the Company’s long-term objectives. Our burn rate of plan shares on basic weighted average shares outstanding in 2014 was 4.5% versus 4.2% in 2013.

At the 2014 annual meeting, stockholders overwhelmingly approved our advisory (non-binding) vote approving executive compensation – commonly referred to as “say-on-pay” – with approximately 87% of votes cast in favor of the resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support expressed for our pay for performance philosophy as well as the questions raised in our outreach efforts. As a result, following the annual review of our executive compensation philosophy, the Compensation Committee decided to retain our general approach to executive compensation, while continuing to monitor our burn rate for deviations from market norms.

With regard to the non-binding advisory resolution regarding the frequency of the non-binding vote on executive compensation, our stockholders cast the highest number of votes for voting on a three year basis, compared to every one or two years. In light of this result and other factors considered by the Board of Directors, the Board determined that we will hold non-binding advisory votes on executive compensation every three years until the next required vote on the frequency of the non-binding advisory vote on executive compensation occurs. The next vote on the frequency of the “say-on-pay” shareholder vote must occur on or before our 2017 Annual Meeting.

Decision Making Process in Setting Executive Compensation

Role of the Compensation Committee

The Compensation Committee has overall responsibility for recommending to our Board of Directors the compensation of our chief executive officer, and determining the compensation of our other executive officers and senior executives. Members of the Compensation Committee – currently Mmes. Fisher and Tretikov, and Mr. Gilliland – are appointed by the Board, and all have been determined to satisfy the NYSE listing standards regarding director independence. Please see “Proposal 1—Election of Directors—Committees of our Board of Directors—Compensation Committee” for more information.

Our executive compensation program is evaluated annually, or more frequently as needed, relative to the Company’s performance, the executive’s performance, and comparable market data from our peer group and compensation surveys. The Compensation Committee evaluates the performance of our senior executives and, after seeking advice and recommendations from the chief executive officer, approves any and all changes to compensation. These performance reviews and compensation decisions primarily occur in the first quarter of the fiscal year, and are updated in the third quarter. The chief executive officer is not present during deliberations of his own performance or compensation.

The Compensation Committee and the chief executive officer also seek input from our human resources team and third-party compensation consultants, and generally take other steps they determine necessary or appropriate, including relying on their respective experience, in determining appropriate compensation levels for the executives. Please see “Role of Compensation Consultant” and “Role of Management” below.

Although many compensation decisions are made in the first and third quarters of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards is performed quarterly or more often as needed. The Compensation Committee has the discretion to adjust a component of compensation during the year if it determines that circumstances warrant.

The Compensation Committee has taken the following steps to ensure that executive compensation and benefit policies are consistent with both our compensation philosophy and our corporate governance guidelines:

•	Evaluated our compensation practices and assisted in developing and implementing the executive compensation policy;

•

Established a practice, in accordance with the rules of the NYSE, of reviewing the performance and determining the compensation earned, paid, or awarded to our chief executive officer independent of input from him; and

•

Established a policy, in accordance with the rules of the NYSE, of reviewing on an annual basis the performance of our other executive officers with assistance from the chief executive officer and determining what it believes to be appropriate total compensation for these executive officers.

Role of Compensation Consultant

The Compensation Committee is authorized to engage the services of outside consultants. The Committee retained Compensia, Inc. as its compensation consultant in 2014. The consultant provides reports for the Committee on a regular basis, including annual reviews of (1) the appropriateness of our compensation peer group, (2) the competitiveness of our executive compensation programs and practices relative to our compensation peer group, and (3) an analysis of risk underlying our compensation programs. In general, the consultant provides limited or no services to management outside of duties relating to requests from the Compensation Committee and the Board.

The Compensation Committee performs an annual review of the compensation consultant’s performance and independence. Following the annual performance review, and after determining that no conflicts of interest exist, the Committee resolved to engage Compensia’s services again in 2015.

Role of Management

The Compensation Committee meets regularly with our chief executive officer, and works with members of our HR, Legal, Finance, and Accounting teams to fulfill its duties, including design, management, and administration of our short- and long-term incentives; discuss the Company’s Compensation Discussion and Analysis and produce the Report of the Compensation Committee for the Annual Proxy Statement; and setting compensation for our senior executives. Members of management are also authorized to engage the compensation consultant on behalf of the Compensation Committee.

Compensation Philosophy and Use of Market Data

Compensation Philosophy and Objectives

Our executive compensation program seeks to support our corporate strategy through a combination of incentives and benefits that align with the long-term interests of our stockholders. The Committee considers the following objectives in making compensation decisions:

Objective	Description

Competitive Pay	Competitive pay opportunities are necessary to attract and retain talented and qualified senior executives. The Compensation Committee generally considers the median of our peer group when setting salary, short-term non-equity incentives, and long-term equity incentives.

Balanced Pay Mix	Our compensation program is balanced between short-term and long-term, cash and equity, and fixed and performance-based components. A majority of our executive compensation program is performance-based and ‘at-risk,’ or otherwise focused on the long-term, which we believe aligns our senior executives’ interests with stockholders.

Pay for Performance	Our short-term and long-term incentive programs are intended to motivate senior executives to pursue and achieve our corporate objectives. Our awards are designed to provide above target payouts when Rackspace over performs, and below target when Rackspace under performs.

No Pay for Failure or Golden Parachutes	On a limited basis, the Company provides severance guarantees, often to attract or retain talent, and always in conjunction with the execution of a non-compete and other restrictive covenants. The Committee believes these severance guarantees are fair, necessary to attract and retain key talent, and do not demonstrate pay for failure. As of December 31, 2014, only Messrs. Rhodes and Roenigk have employment agreements with severance guarantees. We generally do not provide for separate severance payments upon a Change of Control.

Stockholder Alignment	We require named executive officers to have a meaningful financial stake in the Company. This is managed through annual equity grants with multi-year vesting schedules and/or long-term performance goals, and by requiring members of management to hold a minimum level of Company stock.

Balanced Performance Management	We use a combination of financial performance metrics, varying time horizons, and compensation vehicles to provide a balanced and comprehensive measure of performance.

Manage Compensation Risk	We set incentive goals in such a way as to discourage excessive risk taking, and avoid placing too much emphasis on any one metric or performance time horizon.

We intend to re-evaluate annually—or as priorities evolve and circumstances dictate—each component of our executive compensation program on a quantitative and qualitative basis to determine if the program is achieving its objectives. We anticipate making new awards and adjustments to the components of our executive compensation program in connection with our yearly compensation review and based upon the recommendations to the Compensation Committee by our chief executive officer and/or other members of management.

Weight of Compensation Components

We do not use pre-defined ratios in determining the allocation of compensation between base salary, bonus, and equity components. Rather, we set each executive’s total compensation based on market conditions, geographic considerations, competitive market data, and other factors. Our compensation policies related to executive compensation apply equally to all of our named executive officers. Differences in compensation levels among our executives generally reflect differing skill sets, experience, responsibilities, criticality to the organization, and relative contributions.

Use of Market Data

One reference point the Compensation Committee utilized in determining compensation in 2014 included a total compensation market figure comprised of a blend of two data sources:

•	Companies Survey. A Radford Executive Survey of compensation among over 500 technology companies having revenue between $1 billion and $3 billion (“Radford Executive Survey”); and

•	Select Peer Group. Publicly available data for a group of eighteen publicly traded companies with a financial profile similar to Rackspace (“Select Peer Group” or “Peer Group”).

Updated survey and peer group competitive market data are generally provided at the August committee meeting, and refreshed in the February committee meeting when pay changes are approved. The peer group used in decision making in the second half of 2013 and the first half of 2014 was comprised of the following companies:

Akamai Technologies	F5 Networks	Riverbed Technology
ANSYS	Informatica	Skyworks Solutions
Cree	Linear Technology	Solera Holdings
Citrix Systems	Microchip Technology	Teradata
Dolby Laboratories	Nuance Communications	TIBCO Software
Equinix	Red Hat	VeriSign

In July 2014, the Compensation Committee revised the make-up of the Select Peer Group. The peer selection criteria were consistent with prior revisions in 2011, 2012, and 2013, and are as follows:

1.	We select peers from the technology industry with a preference for our direct competitors.

2.	We select peers based on similar revenue profile as follows:

a.	Four quarter revenues (at the time of review) between 0.5X and 2.0X Rackspace’s size

b.	Significant positive sustained revenue growth (both annual and three year)

3.	We filter the potential group of peers based on their market cap to revenue with a minimum multiple of 2.0, and for overall market capitalization between 0.33X and 3.0X Rackspace’s size.

4.	Finally, we excluded any companies not headquartered in the United States, because of different market practices and compensation design as well as more limited disclosure of executive compensation data.

Based on this review, the Compensation Committee excluded three companies that were in the prior year’s peer group. Citrix Systems, Linear Technology, and Microchip Technology were dropped due to relatively high market capitalization. The Compensation Committee added Cadence Design Systems, FLIR Systems, and PTC as replacements to the peers, because these companies met the selection criteria at the time of the peer company review.

The revised peer group for 2014 consists of the following organizations:

Akamai Technologies	F5 Networks	Riverbed Technology
ANSYS	FLIR Systems	Skyworks Solutions
Cadence Design Systems	Informatica	Solera Holdings
Cree	Nuance Communications	Teradata
Dolby Laboratories	PTC	TIBCO Software
Equinix	Red Hat	VeriSign

As a result of these changes, Rackspace’s revenue and revenue growth rates fell at or near the upper quartile of the Select Peer Group, while market capitalization and market capitalization-to-revenue ratios fell at or near the lower quartile.

The financial profile of the Select Peer Group was updated in early 2015. Rackspace’s revenues were at the 65th percentile, while revenue growth rates remained in the upper quartiles. Our market capitalization and market capitalization-to-revenue ratios were at or above the Select Peer Group median.

The Compensation Committee compared the primary components of compensation for each executive officer’s respective position against the market data (which is composed of a blend of the Peer Group and the Radford Executive Survey) to ensure that we continue to offer competitive compensation packages to our executives. The Compensation Committee does not use a specific target of the market data when setting compensation, but generally considers the market median of each element. Actual placement varies by executive and by each element of compensation from the 25th to the 75th percentiles based on the executives’ individual skills, experiences, and responsibilities, and internal pay parity between executives. Individual circumstances include their performance, criticality to the organization, length of tenure with the organization, and their potential ongoing contributions to the Company.

Components of Executive Compensation

Our executive compensation program consists of base salaries, short-term non-equity incentives, long-term equity-based incentives, employee benefits, and severance compensation and termination protection benefits as further described below. We believe that each individual component serves a critical role in our compensation program, and all together are effective in achieving our overall objectives.

Our executives’ total compensation may vary significantly from year to year based on the results of the Company, business unit results, and individual performance.

Component	Description and Purpose	Link to Business Strategy	Results in 2014
Base Salaries

•    Fixed compensation.

•    Provide financial stability, and compensation for significant responsibilities.

•    Reviewed annually and adjusted relative to external market, internal parity, and individual performance.

•    Competitive base salaries are necessary to attract and retain executive talent.

•    Increases for named executive officers are generally tied to the annual performance cycle and external market review.

•    Increases are not automatic or guaranteed.

• Mr. Rhodes’s salary increased 71% in 2014 in conjunction with his promotions to President and CEO. • Salaries for other continuing named executive officers increased between 3% and 14% in 2014.

Non-Equity Incentives

•    At-risk compensation.

•    Rewards for short-term performance on key financial measures.

•    Named executive officers generally participate in the same short-term non-equity incentive program as other Rackers.

•    Performance metrics and targets evaluated annually for alignment with business strategy.

•    Supports pay-for-performance philosophy by holding Rackers accountable for performance relative to expectations.

•    Payouts in 2014 were conditional on net revenue growth, adjusted for constant currency.

•    2014 performance resulted in overall funding for the non-equity incentive program of 81% of target.

•    The 2015 non-equity incentive program will be based on a profit metric.

Equity Incentives	• At-risk compensation. • Balance short-term thinking with long-term perspective.	• Promote share ownership and align executives with long-term stockholder interests.	• As a result of the critical retention needs facing the Company, named executive officers received larger grants in 2014 than in the past.

• Service-Based	• Grants generally in the form of Restricted Stock Units. • Generally vest in equal annual installments over a four year period subject to continued employment	• Provides long-term retention of key talent.

•    Certain awards in 2014 featured shorter vesting terms and acceleration upon termination without cause.

•    In general, we consider these one-time grants to address our retention concerns during the transition of CEOs.

• Performance-Based

•    Conditional on achievement of performance metrics over two to four year periods.

•    Leveraged payout schedules provide additional incentive to over-perform through higher-than-target payouts and stock appreciation.

• Drives long-term sustainable performance that we believe will ultimately deliver long-term value to stockholders.

Grants in 2014 include:

•    2-year PSUs conditional on compound annual revenue growth in excess of 10%

•    4-year stock options conditional on stock price appreciation from grant

•    2-to-4-year PSUs conditional on attainment of a revenue target.

Component	Description and Purpose	Link to Business Strategy	Results in 2014
Benefits and Perquisites

•    Fixed benefit programs.

•    Comprehensive benefit programs provide financial stability and peace of mind to employees.

•    All Rackers generally participate in the same benefit programs—we do not give special treatment to executives.

• Competitive benefit offerings are necessary to attract and retain talent. • Treating all Rackers equally regardless of status in the organization is an important aspect of our Company culture.

•    Certain, limited benefits are provided to the VP and above population. Named executive officers are generally not provided benefits that are not available to other VPs.

•    Ms. Lathe receives a car allowance as part of a legacy international program.

Severance Compensation and Termination Protection

•    Provide limited severance in exchange for agreement to non-compete, non-hire, and non-solicit clauses.

•    Change of Control protections provided exclusively in our long-term incentive plan and equity award agreements.

•    Severance benefits allow us to attract top talent candidates while protecting Rackspace interests.

•    Limited Change of Control benefits allow executives to focus on running the business without concern over security.

• Currently, Rackspace has few agreements with employees. • Rackspace does not provide gross-ups for any taxes upon a change of control.

Base Salaries

The Compensation Committee generally considers the market median when setting base salaries, focusing pay-for-performance primarily on at-risk compensation. However, new executives and executives with significant, additional responsibilities may be targeted at higher percentiles relatives to the external market for their role.

The following table shows base salary increases for 2014:

Executive (1)	2014 Base Salary	Percentage Increase from 2013
William Taylor Rhodes – Chief Executive Officer and President (2)
	$700,000	71%

Karl Pichler – Chief Financial Officer, Senior Vice President and Treasurer
	$425,000	13%

Mark W. Roenigk – Chief Operating Officer and Senior Vice President
	$400,000	10%

Tiffany Lathe – General Counsel and Vice President (3)
	$299,863	14%

Joseph Saporito – Chief Accounting Officer
	$290,000	3%

(1)	Mr. Napier retired on February 10, 2014 and did not receive a salary increase. Mr. Weston’s salary for 2014 was set at $215,000 and did not change upon his appointment as Chief Executive Officer.

(2)	Mr. Rhodes was promoted from Chief Customer Officer to President on January 13, 2014, and to Chief Executive Officer and President on September 16, 2014.

(3)	Ms. Lathe has served as interim General Counsel since February 2014. Ms. Lathe’s annualized salary as of December 31, 2014 was £182,000. The amounts presented in this table have been converted from British pounds to U.S. dollars using the average exchange rate of £1 = $1.6476.

In addition to the salary provided in the table above, Ms. Lathe received a £27,000 annualized stipend for her service as interim General Counsel. Please see the “Bonus” column of the Summary Compensation Table.

Non-Equity Incentives

The Company’s non-equity incentive plan, or NEIP, is designed to reward executives and other employees for the achievement of our short-term financial and strategic goals. Senior executives participate in the same NEIP as all other Rackers, except those covered by incentive plans designed for sales, product development, or support. We believe rewarding our executive and non-executive employees based on achievement of the same financial and corporate objectives contributes to a collaborative, team-oriented culture.

The NEIP is designed to align rewards with the execution of activities that drive measurable success and progress against our growth strategies. This program provides a direct and measurable way to align the executive’s goals with our corporate objectives of building high-performing teams of talented and engaged Rackers, creating loyal customers, and increasing revenue, profit, and stockholder value. Achievement of the goals requires a sustained high level of performance.

Target bonus amounts for our named executive officers range from 50% to 115% of base salary depending on the executive’s responsibilities with the Company. The Compensation Committee generally considers the market median when setting target bonus percentages.

The 2014 NEIP was based on sequential growth in revenue, measured quarterly on a constant currency basis. Payout at 100% of target was achieved with sequential quarterly growth of 4.25%, or 18.1% on an annualized basis. No payout was earned for quarterly sequential growth rates of 2.25% or less. While there was no maximum cap on quarterly payments, the Compensation Committee has set a maximum annual payout of 150% of the target. The Compensation Committee has the power to increase or decrease the payout calculated under the NEIP. No such adjustments were made to payouts in 2014.

Results were evaluated quarterly.

The Company achieved 2.6%, 4.3%, 4.5%, and 4.0% sequential constant currency growth in each of Q1, Q2, Q3, and Q4, resulting in payouts equal to 17%, 103%, 115%, and 89% of target, respectively. As a result, actual bonuses earned in 2014 were funded at 81% of target, with bonuses earned by the named executive officers ranging from $117,248 to $530,550.

The following tables show target and actual bonus amounts for 2014:

Executive (1)	Target Bonus	Target Bonus as a Percentage of 2014 Base Salary	NEIP Bonus Earned	Actual NEIP Bonus as a Percentage of Salary
William Taylor Rhodes—Chief Executive Officer and President (2)

	$602,500	115%	$530,550	94%

Karl Pichler—Chief Financial Officer, Senior Vice President and Treasurer

	$340,000	80%	$275,400	65%

Mark W. Roenigk—Chief Operating Officer and Senior Vice President

	$280,000	60%	$235,200	59%

Tiffany Lathe—General Counsel and Vice President (3)

	$171,021	60%	$138,764	50%

Joseph Saporito—Chief Accounting Officer

	$142,625	50%	$117,248	41%

(1)	Mr. Napier retired on February 10, 2014 and did not receive a payout under our non-equity incentive plan in 2014. Mr. Weston did not participate in our non-equity incentive plan in 2014.

(2)	Mr. Rhodes was promoted from Chief Customer Officer to President on January 13, 2014, and to Chief Executive Officer and President on September 16, 2014.

(3)	The amounts presented in this table have been converted from British pounds to U.S. dollars using the average exchange rate of £1 = $1.6476.

Equity Incentives

We use equity awards to incentivize executives to increase long-term stockholder value, to foster a long-term commitment to us and our stockholders, and to attract and retain executives.

The Compensation Committee considers a number of factors when determining the size and mix of our long-term incentives, including competitive market practices, individual performance, retention needs, and the executive’s overall compensation package. Initial equity grants at the commencement of employment are generally designed to attract experienced executives. Subsequent grants are designed to ensure that equity compensation remains competitive within our industry group and provides significant retention incentive. In 2010 we introduced equity holding requirements for our senior executives as described below under “Other Considerations and Policies—Stock Ownership Guidelines for Management.”

As mentioned in the “Executive Summary” above, our equity incentive program for 2014 was focused on mitigating uncertainty for our executive talent, and was more heavily weighted towards service-based awards.

Annual Performance-Contingent Stock Options and Time-Based RSUs

On March 6, 2014, certain members of our executive group received grants of performance-contingent stock options. These stock options vest in four equal installments, on the later of: (a) each of the first, second, third, and fourth anniversaries of the grant date, and (b) the first date on which the Company’s stock price – measured on a 20-trading day average – has increased 25% from the exercise price. This stock price threshold was achieved on February 18, 2015.

On March 6, 2014 and August 14, 2014, certain members of our executive group received grants of time-based RSUs. These RSUs vest in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date.

Retention RSUs and PSUs

On March 6, 2014, a minority of our executive population received grants of retention equity. These grants were intended to retain and engage executives during a period of leadership changes. One-third of these awards’ accounting value was granted in the form of service-vesting RSUs. The Retention RSUs vested in full on the first anniversary of the grant date. The remaining two-thirds of the accounting value was granted in the form of PSUs. The Retention PSUs vest in full on the second anniversary of the grant date, contingent on revenue growth exceeding 10% compounded annually over two years.

Promotional RSUs and PSUs

On March 6, 2014, Mr. Rhodes received 79,176 RSUs in connection with his promotion to President. One-third of the shares vested on January 13, 2015, and two-thirds of the shares vest on January 13, 2016. For more information, please see “CEO Transition and Compensation–William Taylor Rhodes Promotions in 2014” below.

On November 12, 2014, Mr. Rhodes received 35,211 RSUs and 105,633 PSUs in connection with his promotion to CEO. The RSUs vest in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date. The PSUs have a minimum service requirement of 2 years, and vest upon the achievement of a predetermined revenue target in four-quarter trailing Consolidated Revenues. This revenue goal may be achieved as late as 4 years following grant. The performance period started on October 1, 2014, and progress against target is measured quarterly. If the revenue goal is achieved:

•	Within the first 8 fiscal quarters, then 150% of the target number of shares will vest; or

•	Within the first 12 fiscal quarters, then 100% of the target number of shares will vest; or

•	Within the first 16 fiscal quarters, then 50% of the target number of shares will vest.

The shares will vest as soon as administratively feasible following the first fiscal quarter in which the revenue goal is achieved. The PSUs may not vest any earlier than September 30, 2016, and will be forfeited if the revenue goal is not achieved by the fiscal quarter ending September 30, 2018.

Other Special Grants

On November 12, 2014, Mr. Pichler and Ms. Lathe each received supplementary grants as a reward for services completed in connection with the Board’s evaluation of strategic alternatives. These awards were to be released as soon as administratively feasible following grant, and vested in full on December 9, 2014. For more information, please see “Strategic Transaction Evaluation” below.

Acceleration Upon Termination

The March 6, 2014 Promotional and Retention RSUs accelerate upon termination without cause or, for the Promotional RSUs, if Mr. Rhodes terminates for Good Reason. No other awards granted in 2014 accelerate upon termination without cause or for Good Reason. In general, service-vesting equity awards are subject to continued service through each vesting date, and automatically forfeit upon all forms of termination, except upon death, disability, or termination without cause within 12 months following a Change of Control – commonly referred to as a double-trigger benefit. The performance period of performance-based equity awards truncates upon death, disability, or Change of Control, and shares vest based on actual performance achieved as of the truncation event.

2014 Grant Summary

The following performance-contingent stock options, time-based restricted stock units, and performance share units were granted to named executive officers in 2014 and the first quarter of 2015:

	Options				Restricted Stock/ Performance Shares Units Granted
Grant Date	Shares Underlying Options		Exercise Price	Expiration Date
A. Lanham Napier – Former Chief Executive Officer
—	—		$—	—	—

Graham Weston – Former Chief Executive Officer
—	—		$—	—	—

William Taylor Rhodes – Chief Executive Officer and President

3/6/2014	24,698	(1)	$37.89	3/6/2021	91,052	(2)
8/14/2014	—		—	—	48,154	(3)
11/12/2014	—		—	—	140,844	(4)

Karl Pichler – Chief Financial Officer, Senior Vice President and Treasurer

3/6/2014	13,721	(1)	$37.89	3/6/2021	32,989	(5)
8/14/2014	—		—	—	32,102	(3)
11/12/2014	—		—	—	2,494	(6)

Mark W. Roenigk – Chief Operating Officer and Senior Vice President

3/6/2014	13,721	(1)	$37.89	3/6/2021	32,989	(5)
8/14/2014	—		—	—	32,102	(3)

Tiffany Lathe – Vice President and General Counsel
3/6/2014	—		—	—	13,195	(7)
8/14/2014	—		—	—	24,077	(3)
11/12/2014	—		—	—	1,859	(6)

Joseph Saporito – Chief Accounting Officer
3/6/2014	6,037	(1)	$37.89	3/6/2021	2,903	(3)
8/14/2014	—		—	—	6,420	(3)

(1)	These stock options vest in four equal installments, on the later of: (a) each of the first, second, third, and fourth anniversaries of the grant date, and (b) the first date on which the Company’s stock price – measured on a 20-day average – has increased 25% from the exercise price. This stock price threshold was achieved on February 18, 2015.

(2)	11,876 of these restricted stock units vest in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date. The remaining 79,176 of these restricted stock units vest one third on January 13, 2015 and two-thirds on January 13, 2016.

(3)	These restricted stock units vest in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date.

(4)	35,211 of these restricted stock units vest in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date. The remaining 105,633 of these restricted stock units vest on the achievement of trailing four quarter Consolidated Revenue exceeding a predetermined revenue target. Measurement dates commence on September 30, 2016 and continue quarterly until the units vest or September 30, 2018, at which time the units will forfeit if the performance target has not been met.

(5)	6,598 of these restricted stock units vest in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date. 8,797 of these restricted stock units vest on the first anniversary of the grant date, with acceleration of vesting upon termination without cause. The remaining 17,594 of these restricted stock units vest on the second anniversary of the grant date, contingent on compound annual revenue growth over the two years exceeding 10%.

(6)	These restricted stock units vested on December 9, 2014.

(7)	4,398 of these restricted stock units vest on the first anniversary of the grant date. The remaining 8,797 of these restricted stock units vest on the second anniversary of the grant date, contingent on compound annual revenue growth over the two years exceeding 10%.

Prior Year Grants

PSUs granted prior to 2014 were generally contingent on the performance of absolute and relative Total Shareholder Returns in our Company stock price, or TSR. A percentage of the PSUs will vest if, on the third anniversary of the grant date: (1) the Company’s absolute TSR is not negative, and (2) the Company’s relative TSR is in the top 65.0% of the NASDAQ Internet Index. TSR is calculated based on the average closing stock price for the 20 trading days prior to the grant and measurement dates. The number of shares ultimately vesting are as described below, with interpolation for performance between the minimum, target, and maximum payout levels:

3-Year Performance Vested PSU’s
Top 25.0% TSR for NASDAQ Internet Index	150% of target shares
Top 50.0% TSR for NASDAQ Internet Index	100% of target shares
Top 65.0% TSR for NASDAQ Internet Index	50% of target shares

The Compensation Committee has determined that the PSUs granted on February 24, 2011, August 18, 2011, and February 27, 2012 did not meet the stated performance criteria, and were subsequently canceled. Similar PSUs were awarded on August 21, 2012, May 22, 2013, and August 22, 2013, and are still outstanding.

Benefits and Perquisites

Our executives participate in our standard benefit plans, which are generally offered to all employees.

In the US, these benefits include our 401(k) plan, group medical, dental, and vision programs, and health care and flexible spending accounts. Only executives are eligible to participate in our Nonqualified Deferred Compensation plan, but there is no Company match for this program.

In the UK, these benefits include Company contributions to our retirement savings plan, single level private medical insurance, and other wellness benefits not subsidized by the Company. As a VP in the UK, Ms. Lathe receives higher Company contributions to her retirement savings plan than employees below the level of VP.

Life and disability insurance benefits are standard within each country for every Racker.

In general, we do not provide any perquisites or other benefits to our executives. Executive officers do not earn additional retirement income under any supplemental executive retirement plans (SERPs). Ms. Lathe receives a car allowance as a legacy practice in our international business. This legacy practice will be reviewed by the Compensation Committee in 2015.

See the “All Other Compensation Earnings” column of the Summary Compensation Table.

Severance Compensation and Termination Protection

Our Compensation Committee believes that our change of control equity vesting benefit minimizes the distraction caused by a potential change of control transaction and reduces the risk that an executive would leave his or her employment before a transaction is consummated. See the section entitled “Employment Contracts and Change of Control Arrangements” in this proxy statement for a description of the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.

CEO Transition and Compensation

Lanham Napier Retirement

On February 10, 2014, Lanham Napier retired from his position as Chief Executive Officer and Director. The Company entered into a Separation Agreement with Mr. Napier in which he was paid a lump sum amount of $140,000 in exchange for three months of transitional consulting services. In addition, the Company agreed to move the measurement date for a performance-based restricted stock unit award that was granted to Mr. Napier on February 25, 2009, from February 24, 2014 to February 10, 2014. This performance-based RSU achieved the maximum performance level and vested at 150% of target number of shares. Mr. Napier’s Separation Agreement also contained a non-competition provision for a one year period and a comprehensive release of claims.

Graham Weston Service as CEO

Upon Mr. Napier’s retirement, Mr. Weston, our Chairman of the Board, was appointed the new Chief Executive Officer. Mr. Weston’s base salary remained unchanged at $215,000 annually. Mr. Weston served as our Chief Executive Officer until September 16, 2014, and remained an employee of the Company through December 31, 2014. Mr. Weston now serves as our Non-Executive Chairman of the Board. In addition to the salary noted above, Mr. Weston received $160,000 in discretionary cash bonuses in 2014, disclosed in the “Bonus” column of the Summary Compensation Table.

William Taylor Rhodes Promotions in 2014

On January 13, 2014, Mr. Rhodes was appointed President of Rackspace Hosting, Inc. Pursuant to his Employment Agreement, Mr. Rhodes’s base salary was set at $500,000 per year, with a target bonus equal to 80% of base salary. Mr. Rhodes also received an equity retention award of service-based RSUs with total grant date accounting value of approximately $3,000,000. One-third of these RSUs vested on January 13, 2015, and two-thirds vest on January 13, 2016. This retention award is subject to accelerated vesting if Mr. Rhodes terminates his employment for Good Reason, or is terminated without cause.

On September 16, 2014, Mr. Rhodes was also appointed Chief Executive Officer. Pursuant to his Amended and Restated Employment Agreement, Mr. Rhodes’s base salary was set at $700,000 per year, with a target bonus equal to 115% of base salary. Mr. Rhodes also received a promotional equity award with total accounting value of approximately $6,000,000. For more information, please see “Equity Incentives–Promotional RSUs and PSUs” above.

Strategic Transaction Evaluation

As part of the strategic transaction evaluation, several of our senior executives were asked to perform duties significantly above and beyond their typical day-to-day responsibilities. In recognition of these additional efforts, the Compensation Committee awarded supplemental rewards to Mr. Pichler and Ms. Lathe. Half of the value of this award was in the form of a cash bonus, and the other half in the form of restricted stock units.

Mr. Pichler and Ms. Lathe received cash bonuses of $106,250 and $81,144, respectively. These amounts are disclosed in the “Bonus” column of the Summary Compensation Table. The bonus for Ms. Lathe has been converted from British pounds to U.S. dollars using the average exchange rate of £1 = $1.6476. On November 12, 2014, Mr. Pichler was awarded 2,494 RSUs with a grant value of $106,244 and Ms. Lathe was awarded 1,859 RSUs with grant value of $79,193. These RSUs vested on December 9, 2014.

Changes for 2015

The calculation of our 2015 NEIP will be determined based on performance against net income before bonus goals established by the Board of Directors or senior executives as appropriate. We believe that the NEIP goals for 2015 will be at least partially achieved, thus making at least a partial payout likely.

The Compensation Committee also approved a change to the long-term equity incentive program for senior executives in 2015. Approximately half of the annual long-term grant value will be conditional on the achievement of a predetermined revenue metric, and half will focus on long-term service-vesting.

Other Considerations and Policies

Equity Grant Practices

We have an equity award process that provides for pre-established, regular grant dates each year following formally adopted practices and procedures. If we award equity other than as part of the bi-annual process, those awards also have a pre-established regular grant date following our practices and procedures.

Our Amended and Restated 2007 Long-Term Incentive Plan prohibits any back-dating of Company stock, and prohibits option repricing without stockholder approval. Our service-based equity awards do not vest upon Change of Control unless a qualifying termination occurs within 12 months.

Stock Ownership Guidelines for Management

We maintain stock ownership requirements for our executive officers. Under these requirements, our chief executive officer must hold at least 3x his or her current annual base salary in company equity and our other executive officers must hold at least 1x base salary in company equity. The in-the-money, vested value of stock options and the value of shares held outright or in trust are used in determining the value of company equity holdings. If our executive officers do not meet the holding requirements, 50% of the after tax value must be retained in shares for any vesting or exercise transaction.

Prohibition on Hedging

As part of our insider trading policies, we have implemented “no hedging” practices which help ensure that executive officers maintain long-term performance alignment with the Company and other stockholders. Additionally, equity holdings available for pledge as collateral are limited to the greater of (i) one-third of the individual’s total stock holdings (including vested options in the denominator), or (ii) 100,000 shares; provided that any such amount not exceed an amount equal to the greater of 1% of the outstanding shares or the average weekly reported volume of trading during the four calendar weeks preceding the pledge and further provided that any pledge first receive pre-clearance from our compliance officer, and that any such pledge may not occur during a blackout period.

Tax Considerations

Section 162(m) places a limit of $1.0 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our chief executive officer and certain other highly compensated officers, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Section 162(m) as a factor in compensation structure.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

We, the Compensation Committee of the Board of Directors of Rackspace Hosting, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Rackspace Hosting, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

THE COMPENSATION COMMITTEE

Ossa Fisher (Chairman)

Michael Sam Gilliland

Lila Tretikov

Risk Considerations in our Compensation Program

The Compensation Committee reviews the relationship between risk and reward in our compensation programs on an ongoing basis. The compensation consultant is engaged annually to review the Company’s compensation plans for inherent risks that may be generated through our programs, policies, or practices for our executive officers or other employees.

The Compensation Committee believes that the combination of different types of compensation, the amount of compensation, and our internal controls mitigate potential risk. At this time, neither the Compensation Committee nor the compensation consultant believe that our compensation programs create risks that are reasonably likely to have a materially adverse effect on the Company.

Elements of our compensation program that we believe mitigate excessive risks are:

•	Compensation levels are within a reasonable range of the external market.

•	Balance of fixed and variable compensation, and short- and long-term incentives. The majority of senior executive compensation is variable and is in the form of long-term incentives.

•	Performance metrics are generally balanced between the top and bottom line. The 2015 NEIP is based on net income before bonus, and the 2015 PSUs are based on achievement of a revenue target.

•

Incentive plan payouts are capped, and targets are reasonably difficult to achieve. Our independent Compensation Committee reviews and approves our bonus formula and has the authority to limit payouts.

•	Executive officers are subject to stock ownership requirements, trading restrictions while in possession of material information, and are prohibited from hedging.

•	Strict internal controls over the measurement and calculation of net income and revenue, designed to keep it from being susceptible to manipulation by any employee, including our executives.

•	All of our employees are required to receive continuing education of ethics and on our Code of Business Conduct and Ethics, which covers among other things, accuracy of books and record.

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee, consisting of Ossa Fisher (Chairman), Michael Sam Gilliland, and Lila Tretikov, has ever been an officer or employee of ours. None of our executive officers serve, or have served during the past fiscal year, as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years set forth below to persons who served as our principal executive officer and principal financial officer in 2014, and the three other most highly compensated executive officers, other than the principal executive officer and principal financial officer, serving at December 31, 2014. Such executive officers collectively are referred to as the “named executive officers.”

Year	Salary	Bonus		Grant Date Fair Value for Stock Awards (RSU) (1)	Grant Date Fair Value for Options (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation Earnings		Total
A. Lanham Napier – Former Chief Executive Officer (3)
2014	$43,309	$—		$—	$—	$—	$197,874	(4)	$241,183
2013	400,000	—		—	—	332,000	35,515	(4)	767,515
2012	400,000	—		1,312,423	437,455	388,000	2,361	(4)	2,540,239

Graham Weston – Former Chief Executive Officer (5)
2014	$215,000	$160,000	(6)	$—	$—	$—	$414	(7)	$375,414
2013	215,000	—		—	—	—	—		215,000
2012	215,000	—		—	—	—	—		215,000

William Taylor Rhodes – Chief Executive Officer and President (8)
2014	$566,519	$5,000		$10,949,912	$449,998	$530,550	$868	(9)	$12,502,847
2013	374,938	—		1,274,911	424,979	191,452	72,541	(9)	2,338,821
2012	348,677	—		524,880	184,937	206,231	173,384	(9)	1,438,109

Karl Pichler – Chief Financial Officer, Senior Vice President and Treasurer
2014	$425,220	$106,250	(10)	$2,354,591	$249,997	$275,400	$1,104	(11)	$3,412,562
2013	359,615	—		824,959	274,985	182,213	2,457	(11)	1,644,229
2012	350,000	30,000		549,959	574,923	203,700	44,511	(11)	1,753,093

Mark W. Roenigk – Chief Operating Officer and Senior Vice President
2014	$396,233	$—		$2,248,347	$249,997	$235,200	$2,454	(12)	$3,132,231
2013	363,269	—		712,388	237,476	181,770	2,457	(12)	1,497,360
2012	350,000	—		674,867	236,218	203,700	2,497	(12)	1,467,282

Tiffany Lathe – General Counsel and Vice President (13)
2014	$277,178	$126,556	(14)	$1,328,359	$—	$138,764	$47,533	(15)	$1,918,390
2013	237,870	—		150,253	150,268	122,605	42,717	(15)	703,713
2012	220,530	3,302		69,111	69,113	129,138	41,109	(15)	532,303

Joseph Saporito – Chief Accounting Officer
2014	$288,341	$—		$309,716	$109,994	$117,248	$3,228	(16)	$828,527
2013	280,500	—		277,956	286,688	116,408	2,457	(16)	964,009
2012	248,558	—		549,980	577,416	125,488	37,258	(16)	1,538,700
(1)	With the exception of ignoring the impact of the forfeiture rate relating to service-based vesting conditions, these amounts represent the aggregate grant date fair value of restricted stock unit and option awards. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. The value at the grant date for stock options and restricted stock units is recognized over the number of days of service required for the grant to become vested.

(2)	Represents payments of the NEIP designed to reward executives for achievement of our financial and strategic goals for 2012, 2013, and 2014, as further described in the “Compensation Discussion and Analysis.”

(3)	Mr. Napier retired from the Company as an employee on February 10, 2014.

(4)	Mr. Napier’s All Other Compensation Earnings includes $140,000 in consulting fees for the three-month period following his retirement, $57,692 in accrued earned time off that was paid out upon his retirement, $154 in Company matching contribution to the 401(k) Plan, and $28 in life insurance premiums for the year ended December 31, 2014; $33,194 for a home security system, $1,904 in Company matching contribution to the 401(k) Plan and $417 in life insurance premiums for the year ended December 31, 2013; and $1,904 in Company matching contribution to the 401(k) Plan and $457 in life insurance premiums for the year ended December 31, 2012.

(5)	Mr. Weston is the Chairman of our Board. Mr. Weston served as our Chief Executive Officer from February 10, 2014 through September 16, 2014.

(6)	Represents a discretionary bonus paid to Mr. Weston. Please see “Compensation Discussion and Analysis–Graham Weston Service as CEO.”

(7)	Mr. Weston’s All Other Compensation Earnings represents life insurance premiums for the year ended December 31, 2014.

(8)	Mr. Rhodes was appointed to the position of President on January 13, 2014. He was then appointed to the position of Chief Executive Officer on September 16, 2014. Mr. Rhodes’s cash compensation was paid in British pounds from January 1, 2012 through June 30, 2013. The amounts presented in this summary compensation table for the year ended December 31, 2012 and the six months ended June 30, 2013 have been converted from British pounds to U.S. dollars using the average exchange rates of £1 = $1.5849 and £1 = $1.5449, respectively.

(9)	Mr. Rhodes’s All Other Compensation Earnings includes $180 in life insurance premiums and $688 in taxable gifts for the year ended December 31, 2014; $53,453 in a cost of living allowance, $18,725 in relocation expense reimbursements, $176 in private health and dental insurance and $187 in life insurance premiums for the year ended December 31, 2013; and $169,625 in a cost of living allowance and $3,759 in private health and dental insurance for the year ended December 31, 2012.

(10)	Represents a discretionary bonus paid to Mr. Pichler in 2014 as a reward for work completed during the strategic transaction evaluation. Please see “Compensation Discussion and Analysis–Strategic Transaction Evaluation” for more details.

(11)	Mr. Pichler’s All Other Compensation Earnings includes $924 in Company matching contributions to the 401(k) Plan and $180 in life insurance premium for the year ended December 31, 2014; $2,040 in Company matching contribution to the 401(k) Plan and $417 in life insurance premiums for the year ended December 31, 2013; $43,259 in relocation expense reimbursements, $456 in Company matching contribution to the 401(k) Plan and $796 in life insurance premiums for the year ended December 31, 2012.

(12)	Mr. Roenigk’s All Other Compensation Earnings includes $2,040 in Company matching contribution to the 401(k) Plan and $414 in life insurance premiums for the year ended December 31, 2014; $2,040 in Company matching contribution to the 401(k) Plan and $417 in life insurance premiums for the year ended December 31, 2013; and $2,040 in Company matching contribution to the 401(k) Plan and $457 in life insurance premiums for the year ended December 31, 2012.

(13)	Ms. Lathe’s cash compensation is paid in British pounds. The amounts presented in this summary compensation table for the years ended December 31, 2012, 2013 and 2014 have been converted from British pounds to U.S. dollars using the average exchange rates of £1 = $1.5849 and £1 = $1.5643 and £1 = $1.6476, respectively.

(14)	Ms. Lathe’s Bonus includes $81,144 paid in 2014 as a reward for work completed during the strategic transaction evaluation. Please see “Compensation Discussion and Analysis–Strategic Transaction Evaluation” for more details. The remaining $45,412 represents the stipend Ms. Lathe received in her role as interim General Counsel. Please see “Compensation Discussion and Analysis–Base Salaries” for more details.

(15)	Ms. Lathe’s All Other Compensation Earnings includes $27,762 in company contributions to retirement savings and $19,771 in car allowance for the year ended December 31, 2014; $23,945 in company contributions to retirement savings and $18,772 in car allowance for the year ended December 31, 2013; and $22,090 in company contributions to retirement savings and $19,019 in car allowance for the year ended December 31, 2012.

(16)	Mr. Saporito’s All Other Compensation Earnings includes $2,040 in Company matching contribution to the 401(k) Plan and $1,188 in life insurance premiums for the year ended December 31, 2014; $2,040 in Company matching contribution to the 401(k) Plan and $417 in life insurance premiums for the year ended December 31, 2013; and $35,000 in relocation reimbursement, $1,839 in Company matching contribution to the 401(k) Plan and $419 in life insurance premiums for the year ended December 31, 2012.

Grants of Plan-Based Awards in Fiscal 2014

The following table set forth information regarding grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2014. For more information, please refer to “Compensation Discussion and Analysis—Annual Incentives” and “Compensation Discussion and Analysis—Equity Incentives.”

Grant Date	Estimated Possible Payouts under NonEquity Incentive Plan Awards Target (1)	All Other Stock Awards: Number of Shares of Stock or Units		All Other Options Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards/Incremental Fair Value
A. Lanham Napier – Former Chief Executive Officer

—	—	—		—		—	—
—	—	—		—		—	—

Graham Weston – Former Chief Executive Officer

—	—	—		—		—	—
—	—	—		—		—	—

William Taylor Rhodes – Chief Executive Officer and President

3/6/2014	—	—		24,698	(2)	$37.89	$449,998
3/6/2014	—	91,052	(3)	—		—	$3,449,960
8/14/2014	—	48,154	(4)	—		—	$1,499,997
11/12/2014	—	105,633	(5)	—		—	$4,499,966
11/12/2014	—	35,211	(4)	—		—	$1,499,989
—	$602,500	—		—		—	—

Karl Pichler – Chief Financial Officer, Senior Vice President and Treasurer

3/6/2014	—	—		13,721	(2)	$37.89	$249,997
3/6/2014	—	15,395	(6)	—		—	$583,317
3/6/2014	—	17,594	(7)	—		—	$665,053
8/14/2014	—	32,102	(4)	—		—	$999,977
11/12/2014	—	2,494	(8)	—		—	$106,244
—	$340,000	—		—		—	—

Mark W. Roenigk – Chief Operating Officer and Senior Vice President

3/6/2014	—	—		13,721	(2)	$37.89	$249,997
3/6/2014	—	15,395	(6)	—		—	$583,317
3/6/2014	—	17,594	(7)	—		—	$665,053
8/14/2014	—	32,102	(4)	—		—	$999,977
—	$280,000	—		—		—	—

Tiffany Lathe – General Counsel and Vice President

3/6/2014	—	4,398	(9)	—		—	$166,640
3/6/2014	—	8,797	(7)	—		—	$332,527
8/14/2014	—	24,077	(4)	—		—	$749,999
11/12/2014	—	1,859	(8)	—		—	$79,193
—	$171,021	—	(10)	—		—	—

Joseph Saporito – Chief Accounting Officer

3/6/2014	—	—		6,037	(2)	$37.89	$109,994
3/6/2014	—	2,903	(4)	—		—	$109,733
8/14/2014	—	6,420	(4)	—		—	$199,983
—	$142,625	—		—		—	—

(1)	The Compensation Committee has set a maximum annual payout of 150% of the target. There is no threshold payment amount under our Non-Equity Incentive Plan.

(2)	Represents options granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These stock options vest in four equal installments, on the later of: (a) each of the first, second, third, and fourth anniversaries of the grant date, and (b) the first date on which the Company’s stock price – measured on a 20-day average – has increased 25% from the exercise price. This stock price threshold was achieved on February 18, 2015.

(3)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. 11,876 of these restricted stock units vest in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date. The remaining 79,176 of these restricted stock units vest one-third on January 13, 2015 and two-thirds on January 13, 2016.

(4)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These restricted stock units vest in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date.

(5)	Represents performance stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These performance stock units vest on the achievement of trailing four quarter Consolidated Revenue exceeding $2.6 billion. Measurement dates commence on September 30, 2016 and continue quarterly until the units vest or September 30, 2018, at which time the units will forfeit if the performance target has not been met. For more information, see the “Compensation Discussion and Analysis—Equity Incentives–Promotional RSUs and PSUs.”

(6)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. 6,598 of these restricted stock units vest in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date. 8,797 of these restricted stock units vest on the first anniversary of the grant date, with acceleration of vesting upon termination without cause.

(7)	Represents performance stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These restricted stock units vest on the second anniversary of the grant date, contingent on compound annual revenue growth over the two years exceeding 10%.

(8)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These restricted stock units vested on December 9, 2014. For more information, see the “Compensation Discussion and Analysis—Equity Incentives–Other Special Grants.”

(9)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These restricted stock units vest on the first anniversary of the grant date, with acceleration of vesting upon termination without cause.

(10)	Ms. Lathe’s non-equity incentive plan target converted from British pounds to U.S. dollars using the average exchange rates of £1 = $1.6476.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

Based on the data stated in the Summary Compensation Table, the level of salary, bonus, and non-equity incentive plan compensation in proportion to total compensation ranged from approximately 9% to 49% for the continuing named executive officers as of December 31, 2014. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of overall compensation and how compensation is determined.

See the section entitled “Employment Contracts and Change of Control Arrangements” in this proxy statement for a description of the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.

For a discussion of the material terms of the awards listed in the Grants of Plan-Based Awards in Fiscal 2014 table, please see “Compensation Discussion and Analysis—Components of Executive Compensation—Equity Incentives” in this proxy statement.

We have not repriced any stock options or made any material modifications to any equity based awards held by our named executive officers during fiscal 2014.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information regarding outstanding options awards held be our named executive officers as of December 31, 2014, valued at $46.81, the fair market value per share of our common stock on that date.

Option Awards						Stock Awards
Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Lanham Napier – Former Chief Executive Officer
—		—	—	—	—	—	—	—	—

Graham Weston – Former Chief Executive Officer
—		—	—	—	—	—	—	—	—

William Taylor Rhodes – Chief Executive Officer
11/12/2014	(1)	—	—	—	—	35,211	1,648,227	—	—
11/12/2014	(2)	—	—	—	—	—	—	105,633	4,944,681
8/14/2014	(1)	—	—	—	—	48,154	2,254,089	—	—
3/6/2014	(1)	—	—	—	—	11,876	555,916	—	—
3/6/2014	(3)	—	—	—	—	79,176	3,706,229	—	—
3/6/2014	(4)	—	24,698	$37.89	3/6/2021	—	—	—	—
8/22/2013	(5)	—	—	—	—	—	—	12,212	571,644
8/12/2013	(6)	3,648	10,942	$47.51	8/12/2020	—	—	—	—
8/12/2013	(1)	—	—	—	—	3,946	184,712	—	—
5/22/2013	(5)	—	—	—	—	—	—	11,748	549,924
5/10/2013	(6)	2,998	8,992	$40.43	5/10/2020	—	—	—	—
5/10/2013	(1)	—	—	—	—	3,246	151,945	—	—
8/21/2012	(5)	—	—	—	—	—	—	3,545	165,941
8/9/2012	(6)	2,172	2,172	$53.47	8/9/2019	—	—	—	—
8/9/2012	(1)	—	—	—	—	934	43,721	—	—
2/27/2012	(7)	—	—	—	—	—	—	2,830	132,472
2/15/2012	(6)	727	1,452	$54.12	2/15/2019	—	—	—	—
2/15/2012	(8)	—	—	—	—	692	32,393	—	—
8/9/2011	(6)	1,298	1,298	$35.41	8/9/2018	—	—	—	—
8/9/2011	(1)	—	—	—	—	617	28,882	—	—
2/15/2011	(6)	994	993	$38.62	2/15/2018	—	—	—	—
2/15/2011	(1)	—	—	—	—	486	22,750	—	—
8/11/2010	(6)	1,407	—	$18.66	8/11/2017	—	—	—	—

Karl Pichler – Chief Financial Officer, Senior Vice President and Treasurer
8/14/2014	(1)	—	—	—	—	32,102	1,502,695	—	—
3/6/2014	(1)	—	—	—	—	6,598	308,852	—	—
3/6/2014	(10)	—	—	—	—	8,797	411,788	—	—
3/6/2014	(4)	—	13,721	$37.89	3/6/2021	—	—	—	—
3/6/2014	(11)	—	—	—	—	—	—	17,594	823,575
8/22/2013	(5)	—	—	—	—	—	—	6,106	285,822
8/12/2013	(6)	1,824	5,471	$47.51	8/12/2020	—	—	—	—
8/12/2013	(1)	—	—	—	—	1,973	92,356	—	—
5/22/2013	(5)	—	—	—	—	—	—	10,070	471,377
5/10/2013	(6)	2,570	7,707	$40.43	5/10/2020	—	—	—	—
5/10/2013	(1)	—	—	—	—	2,782	130,225	—	—
8/9/2012	(6)	5,432	5,430	$53.47	8/9/2019	—	—	—	—
8/9/2012	(1)	—	—	—	—	2,337	109,395	—	—
2/15/2012	(6)	5,814	5,813	$54.12	2/15/2019	—	—	—	—
2/15/2012	(8)	—	—	—	—	2,771	129,711	—	—
8/9/2011	(6)	3,895	1,298	$35.41	8/9/2018	—	—	—	—
8/9/2011	(1)	—	—	—	—	617	28,882	—	—
2/15/2011	(6)	15,000	5,000	$38.62	2/15/2018	—	—	—	—
8/11/2010	(6)	3,777	—	$18.66	8/11/2017	—	—	—	—
3/10/2010	(9)	3,462	—	$19.51	3/10/2020	—	—	—	—
12/31/2005	(12)	66,250	—	$2.50	12/31/2015	—	—	—	—
12/31/2005	(12)	2,500	—	$3.00	12/31/2015	—	—	—	—
12/31/2005	(12)	22,500	—	$4.00	12/31/2015	—	—	—	—

Option Awards						Stock Awards
Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mark W. Roenigk – Chief Operating Officer and Senior Vice President
8/14/2014	(1)	—	—	—	—	32,102	1,502,695	—	—
3/6/2014	(1)	—	—	—	—	6,598	308,852	—	—
3/6/2014	(10)	—	—	—	—	8,797	411,788	—	—
3/6/2014	(4)	—	13,721	$37.89	3/6/2021	—	—	—	—
3/6/2014	(11)	—	—	—	—	—	—	17,594	823,575
8/22/2013	(5)	—	—	—	—	—	—	5,495	257,221
8/12/2013	(6)	1,642	4,923	$47.51	8/12/2020	—	—	—	—
8/12/2013	(1)	—	—	—	—	1,775	83,088	—	—
5/22/2013	(5)	—	—	—	—	—	—	8,392	392,830
5/10/2013	(6)	2,141	6,423	$40.43	5/10/2020	—	—	—	—
5/10/2013	(1)	—	—	—	—	2,318	108,506	—	—
8/21/2012	(5)	—	—	—	—	—	—	3,988	186,678
8/9/2012	(6)	2,444	2,444	$53.47	8/9/2019	—	—	—	—
8/9/2012	(1)	—	—	—	—	1,051	49,197	—	—
2/27/2012	(7)	—	—	—	—	—	—	4,246	198,755
2/15/2012	(6)	2,180	2,180	$54.12	2/15/2019	—	—	—	—
2/15/2012	(8)	—	—	—	—	1,038	48,589	—	—
8/9/2011	(6)	5,557	1,852	$35.41	8/9/2018	—	—	—	—
8/9/2011	(1)	—	—	—	—	881	41,240	—	—
2/15/2011	(6)	4,970	1,656	$38.62	2/15/2018	—	—	—	—
2/15/2011	(1)	—	—	—	—	809	37,869	—	—
8/11/2010	(6)	17,090	—	$18.66	8/11/2017	—	—	—	—
12/14/2009	(9)	26,000	—	$19.89	12/14/2019	—	—	—	—

Tiffany Lathe – General Counsel and Vice President
8/14/2014	(1)	—	—	—	—	24,077	1,127,044	—	—
3/6/2014	(10)	—	—	—	—	4,398	205,870	—	—
3/6/2014	(11)	—	—	—	—	—	—	8,797	411,788
8/12/2013	(6)	960	2,879	$47.51	8/12/2020	—	—	—	—
8/12/2013	(1)	—	—	—	—	1,038	48,589	—	—
5/10/2013	(6)	1,448	4,341	$40.43	5/10/2020	—	—	—	—
5/10/2013	(1)	—	—	—	—	1,567	73,351	—	—
2/15/2012	(6)	1,340	1,339	$54.12	2/15/2019	—	—	—	—
2/15/2012	(1)	—	—	—	—	638	29,865	—	—
8/9/2011	(6)	3,895	1,298	$35.41	8/9/2018	—	—	—	—
8/9/2011	(1)	—	—	—	—	617	28,882	—	—
2/15/2011	(6)	1,739	579	$38.62	2/15/2018	—	—	—	—
2/15/2011	(1)	—	—	—	—	283	13,247	—	—
8/11/2010	(6)	944	—	$18.66	8/11/2017	—	—	—	—
3/10/2010	(9)	865	—	$19.51	3/10/2020	—	—	—	—

Joseph Saporito – Chief Accounting Officer
8/14/2014	(1)	—	—	—	—	6,420	300,520	—	—
3/6/2014	(1)	—	—	—	—	2,903	135,889	—	—
3/6/2014	(4)	—	6,037	$37.89	3/6/2021	—	—	—	—
5/10/2013	(6)	4,911	14,732	$40.43	5/10/2020	—	—	—	—
5/10/2013	(1)	—	—	—	—	5,156	241,352	—	—
8/9/2012	(6)	5,974	5,974	$53.47	8/9/2019	—	—	—	—
8/9/2012	(1)	—	—	—	—	2,571	120,349	—	—
2/15/2012	(6)	5,330	5,328	$54.12	2/15/2019	—	—	—	—
2/15/2012	(1)	—	—	—	—	2,540	118,897	—	—
(1)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units vest in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date.

(2)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. These performance stock units vest on the achievement of trailing four quarter Consolidated Revenue exceeding a predetermined revenue target. Measurement dates commence on September 30, 2016 and continue quarterly until the units vest or September 30, 2018, at which time the units will forfeit if the performance target has not been met. For more information, see the “Compensation Discussion and Analysis—Equity Incentives—Promotional RSUs and PSUs.”

(3)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. One-third of these units vest on January 13, 2015 and two-thirds on January 13, 2016.

(4)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation committee and Board of Directors. These stock options vest in four equal installments, on the later of: (a) each of the first, second, third, and fourth anniversaries of the grant date, and (b) the first date on which the Company’s stock price – measured on a 20-day average – has increased 25% from the exercise price. This stock price threshold was achieved on February 18, 2015.

(5)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units’ vesting is dependent on the Company’s total shareholder return on its common stock for a 3-year period commencing on the grant date as compared to the total stock return for the NASDAQ Internet Index over the same period. For more information, please see the “Compensation Discussion and Analysis—Equity Incentives—Prior Year Grants.”

(6)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation committee and Board of Directors. The options become exercisable in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 7 years.

(7)	These restricted stock awards were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The awards’ vesting is dependent on the Company’s total shareholder return on its common stock for a 3-year period commencing on the grant date as compared to the total stock return for the NASDAQ Internet Index over the same period. For more information, please see the “Compensation Discussion and Analysis—Equity Incentives—Prior Year Grants.”

(8)	These restricted stock awards were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The awards vest in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date.

(9)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The options become exercisable in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

(10)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units vest on the first anniversary of the grant date, with acceleration of vesting upon termination without cause.

(11)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units vest on the second anniversary of the grant date, contingent on compound annual revenue growth over the two years exceeding 10%. For more information, please see the “Compensation Discussion and Analysis—Equity Incentives—Retention RSUs and PSUs.”

(12)	These options were granted pursuant to our 2005 Non-Qualified Stock Option Plan. The options became exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

Option Exercises and Restricted Stock Vesting During Fiscal 2014

The following table sets forth information regarding options exercised by our named executive officers and restricted stock awards vested during the year ended December 31, 2014.

Option Awards		Restricted Stock Awards
Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
A. Lanham Napier—Former Chief Executive Officer

607,680	$16,125,918	762,021	$24,829,830

Graham Weston—Former Chief Executive Officer

—	$—	—	$—

William Taylor Rhodes—Chief Executive Officer and President

1,154	$20,862	5,626	$173,324

Karl Pichler—Chief Financial Officer, Senior Vice President and Treasurer

—	$—	8,183	$296,070

Mark W. Roenigk—Chief Operating Officer and Senior Vice President

11,500	$205,772	4,103	$125,503

Tiffany Lathe—General Counsel and Vice President

—	$—	4,878	$183,898

Joseph Saporito—Chief Accounting Officer

—	$—	4,275	$127,170

(1)	The aggregate dollar amount realized upon exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the options.

(2)	The aggregate dollar amount realized upon vesting of a restricted stock unit award represents the aggregate market price of the share of our common stock underlying that award on the date vested.

Nonqualified Deferred Compensation

The following table sets forth information regarding executive or Company contributions, earnings, withdrawals and account balances for the named executive officers in our deferred compensation programs.

Beginning at Last Fiscal Year 1/1/14	Executive Contributions in 2014 (1)	Registrant Contributions in 2014 (1)	Aggregate Earnings (Losses) in 2014	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/14
A. Lanham Napier—Former Chief Executive Officer

—	—	—	—	—	—

Graham Weston—Former Chief Executive Officer

—	—	—	—	—	—

William Taylor Rhodes—Chief Executive Officer and President

—	—	—	—	—	—

Karl Pichler—Chief Financial Officer, Senior Vice President and Treasurer

—	—	—	—	—	—

Mark W. Roenigk—Chief Operating Officer and Senior Vice President

$458,323	$170,741	$—	$25,381	$—	$654,445

Tiffany Lathe—General Counsel and Vice President

—	—	—	—	—	—

Joseph Saporito—Chief Accounting Officer

—	—	—	—	—	—

(1)	Represents amounts contributed to our Deferred Compensation Plan, which was adopted by our Board of Directors on July 8, 2008. The purpose of the Deferred Compensation Plan is to attract and retain key employees by providing certain eligible employees with the opportunity to defer receipt of a portion of their salary, bonus and other specified compensation. A committee of directors appointed by our Board of Directors selects the individuals who are eligible to participate in the Deferred Compensation Plan. Such individuals must consist of management or highly compensated employees. Once selected, a participant may elect to contribute up to 90% of his or her base salary and up to 100% of his or her other eligible compensation on a pre-tax basis into the Deferred Compensation Plan, in a manner prescribed by the Compensation Committee. The Company does not provide a match to deferrals into the Deferred Compensation Plan.

2014 Non-Employee Director Compensation

Compensation Philosophy

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to non-employee director compensation. Our approach is guided by the following principles:

•	Attract top business and industry talent to our Board through a compensation program that is competitive relative to Rackspace’s size and scope

•	Align long-term interests of non-employee directors with Rackspace shareholders through the grant of annual equity awards and robust stock ownership guidelines

•	Ensure the program is transparent, and simple to understand and communicate to shareholders and directors

In consideration of the Board’s role as shareholder representatives, we believe it is appropriate that the majority of non-employee director compensation be provided as an annual equity grant.

The Committee engaged the outside compensation consultant in 2014 to assess the competitiveness of our non-employee director compensation program. The Committee generally considers the market median when recommending changes to non-employee director compensation. Due to the timing of the analysis, the Rackspace program was compared against the Select Peer Group in effect as of the end of 2013—for more information, please see “Compensation Discussion and Analysis—Compensation Philosophy—Use of Market Data.” Following the competitive review, the Board approved the changes below, effective August 1, 2014.

Compensation Schedule

Our non-employee director compensation program is comprised of:

Compensation Element(1)	Prior Program effective November 8, 2011	Current Program effective August 1, 2014
Annual Board Cash Retainer(1)	$50,000	$50,000
Annual Board Restricted Stock Unit (“RSUs”) Grant Value(2)	$150,000	$240,000
Leadership Service Annual Cash Retainers
Lead Director	$25,000	$50,000
Non-Employee Chairman of the Board	$—	$50,000
Audit Committee chairperson	$25,000	$35,000
Compensation Committee chairperson	$20,000	$25,000
Real Estate and Finance Committee chairperson	$10,000	$15,000
Other Committee chairperson	$10,000	$12,500
Committee Service Annual Cash Retainers
Audit Committee member (other than the chairperson)	$10,000	$15,000
Compensation Committee member (other than the chairperson)	$10,000	$12,500
Other Committee member (other than the chairperson)	$5,000	$7,500

(1)	A pro-rata portion of each annual cash retainer is earned on a monthly basis and is paid following the applicable calendar month in which such compensation was earned.

(2)	The annual restricted stock unit grant occurs following the annual meeting, and vests approximately one year from the date of issuance. Non-employee directors appointed to the Board after the annual meeting receive a pro-rated portion of the annual grant.

In December 2014, Messrs. Gilliland, Mellin, and Still received an additional, one-time cash retainer of $50,000 for their service on the Strategic Transaction Committee, an ad hoc committee which does not compensate members under the above compensation schedule. This retainer was paid as a reflection of the demands of the Committee, the level of expertise required, and the sensitivity and risk associated with the evaluation of strategic alternatives. The Strategic Transaction Committee remains as a standing, but dormant, committee.

We do not provide any other compensation to our non-employee directors. Employee directors are not compensated for their service as directors.

Compensation Paid to Non-Employee Directors in 2014

The following table sets forth the annual compensation paid or accrued by us to individuals who were non-employee directors during any part of 2014. The table excludes Messrs. Napier, Weston, Rhodes, and Moorman who were employees of the Company in 2014 and who did not receive any additional compensation from us for their roles as directors. Compensation paid to Messrs. Napier, Weston, and Rhodes is disclosed in the Summary Compensation Table. Compensation paid to Mr. Moorman is detailed below under “Employee to Director Transitions.”

Non-Employee Director Compensation for the Year Ended December 31, 2014:

	Fees Earned or Paid in Cash	Grant Date Fair Value for Restricted Stock Units (1)	Total
Palmer L. Moe(2)	$25,000	$—	$25,000
S. James Bishkin(3)	$86,875	$149,967	$236,842
Fred Reichheld(3)	$61,042	$149,967	$211,009
Mark P. Mellin(3)	$129,167	$149,967	$279,134
George J Still, Jr.(3)(4)	$101,250	$—	$101,250
Michael Sam Gilliland(3)	$164,792	$149,967	$314,759
Ossa Fisher(5)	$66,250	$224,986	$291,236
Lila Tretikov(6)	$14,583	$149,995	$164,578
Kevin Costello(7)	$—	$—	$—
John Harper(8)	$—	$—	$—
(1)	The dollar amount for restricted stock units granted to non-employee directors was recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718.

(2)	Mr. Moe retired from the Board effective May 1, 2014 and did not receive an annual equity grant in 2014.

(3)	On May 28, 2014, Messrs. Bishkin, Gilliland, Mellin, Reichheld, and Still were each granted 4,228 shares of restricted stock units. The restriction will release and each unit will convert to one share of common stock on April 1, 2015.

(4)	Mr. Still retired from the Board of Directors on September 16, 2014. His 2014 restricted stock units were forfeited upon his retirement.

(5)	On May 28, 2014, Ms. Fisher was granted 6,343 shares of restricted stock units. 4,228 of the shares represent the annual equity grant for 2014, and 2,115 represent the pro-rated portion of the annual grant for 2013. The restriction will release and each unit will convert to one share of common stock on April 1, 2015.

(6)	On November 12, 2014, Ms. Tretikov was granted 3,521 shares of restricted stock units. This amount represents the pro-rated portion of the annual grant for 2014. The restriction will release and each unit will convert to one share of common stock on April 1, 2015.

(7)	On March 4, 2015, Mr. Costello was granted 1,775 shares of restricted stock units. This amount represents the pro-rated portion of the annual grant for 2014. The restriction will release and each unit will convert to one share of common stock on April 1, 2015. The dollar amount of this grant recognized in accordance with FASB ASC Topic 718 is $89,318, and will be disclosed in the Rackspace Definitive Proxy Statement for the year ended December 31, 2015.

(8)	On March 4, 2015, Mr. Harper was granted 1,046 shares of restricted stock units. This amount represents the pro-rated portion of the annual grant for 2014. The restriction will release and each unit will convert to one share of common stock on April 1, 2015. The dollar amount of this grant recognized in accordance with FASB ASC Topic 718 is $52,635, and will be disclosed in the Rackspace Definitive Proxy Statement for the year ended December 31, 2015.

Non-Employee Director Stock Ownership Guidelines

The Board believes that non-employee directors should hold a significant equity interest in Rackspace. Our director stock ownership guidelines were approved by the Board on August 4, 2010 and became effective on January 1, 2011. Under these guidelines, each non-employee director is required to own, within five years after becoming a director, shares of Rackspace common stock with a value equal to five times the annual Board cash retainer. The holding requirements are measured as of the first trading day of each calendar year. As of January 2, 2015, all of the non-employee directors, except Mmes. Fisher and Tretikov, and Mr. Costello had achieved the required holding level. Mmes. Fisher and Tretikov, and Mr. Costello have between three and five years to meet the requirements (Ms. Fisher joined the Board in August 2013, Ms. Tretikov in September 2014, and Mr. Costello in December 2014). We also have executive stock ownership guidelines—for more information, please see “Compensation Discussion and Analysis—Other Considerations and Practices—Stock Ownership Guidelines for Management.”

Employee-to-Director Transitions

On September 16, 2014, the Company announced Mr. Weston’s resignation as Chief Executive Officer, and his continued service as non-Executive Chairman of the Board. From September 16, 2014 to December 31, 2014, we continued to employ Mr. Weston in order to aid in the transition of duties to William Taylor Rhodes. Effective December 31, 2014, Mr. Weston ceased to be an employee of the Company and, going forward, will serve only in his capacity as a non-employee director and will be compensated under the non-employee director compensation program.

In 2014, Mr. Moorman continued to serve and be compensated as an employee of the Company. On December 31, 2014, Mr. Moorman ceased to be an employee of the Company and, going forward, will serve only in his capacity as a non-employee director and will be compensated under the non-employee director compensation program. Total salary paid to Mr. Moorman as an employee in 2014 was $235,538, and total bonuses paid was $120,000.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

As of December 31, 2014, we have entered into employment agreements with Mr. Rhodes and Mr. Roenigk which provide for, among other things, confidentiality and non-compete obligations.

Mr. Rhodes’s agreement provides for a severance benefit equal to:

•	6 months’ salary, 12 months target bonus, and 6 months of COBRA continuation upon resignation for Good Reason, termination without cause, death, or disability unrelated to a Change of Control

•

24 months’ salary, 24 months target bonus, and 24 months of COBRA continuation upon resignation for Good Reason, termination without cause, death, or disability within 12 months after a Change of Control

•	For any termination without cause, Mr. Rhodes is eligible to receive accelerated vesting of the March 6, 2014 Promotional RSUs.

Mr. Roenigk’s agreement provides for a severance benefit equal to 6 month’s salary if terminated without cause.

We have also entered into as an employment agreement with Tiffany Lathe, which provides for, among other things, confidentiality obligations and a three month notice requirement in order to terminate employment. In addition, on March 11, 2014 we entered into an employment agreement with Joseph Saporito, which provides for, among other things, confidentiality and non-compete obligations and a severance benefit equal to 6 month’s salary if terminated without cause.

Our Amended and Restated 2007 Long-Term Incentive Plan generally requires forfeiture of service-vesting awards upon separation as a Service Provider from the Company, except upon death, disability, or termination without cause within 12 months following a Change of Control. The performance period of performance-based equity awards truncates upon death, disability, or Change of Control, and shares vest based on actual performance achieved as of the truncation event.

Potential Payments upon Termination or Change of Control

The table below describes the potential payments or benefits to our named executive officers upon a change of control and upon termination of employment without cause, both in connection with a change of control and not in connection with a change of control, as if each officer’s employment terminated as of December 31, 2014, pursuant to the agreements described above and the applicable equity incentive plan terms and award agreements.

Each severance amount is based on the named executive officer’s 2014 base salary.

The value of the vesting acceleration shown in the table below was calculated based on the assumption that the change of control, if applicable, occurred and the officer’s employment terminated on December 31, 2014 and that the fair market value per share of our common stock on the applicable date was $46.81, the closing market price on December 31, 2014. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the market price and the exercise price per share of the option.

Benefit	Termination Without a Change of Control		Change of Control		Termination upon a Change of Control
A. Lanham Napier—Former Chief Executive Officer

Severance	—		—		—
Bonus	—		—		—
Award Acceleration	—		—		—
Graham Weston—Former Chief Executive Officer

Severance	—		—		—
Bonus	—		—		—
Award Acceleration	—		—		—
William Taylor Rhodes—Chief Executive Officer and President

Severance	$357,767	(1)	—		$1,431,068	(2)
Bonus	$805,000	(1)	—		$1,610,000	(2)
Award Acceleration	$3,706,229	(3)	$6,364,662	(4)	$15,294,129	(5)
Karl Pichler—Chief Financial Officer, Senior Vice President and Treasurer

Severance	—		—		—
Bonus	—		—		—
Award Acceleration	$411,788	(3)	$1,580,774	(4)	$4,521,986	(5)
Mark W. Roenigk—Senior Vice President and Chief Operating Officer

Severance	$200,000	(6)	—		$200,000	(6)
Bonus	—		—		—
Award Acceleration	$411,788	(3)	$1,859,059	(4)	$4,648,928	(5)
Tiffany Lathe—General Counsel and Vice President

Severance	—		—		—
Bonus	—		—		—
Award Acceleration	$205,870	(3)	$411,788	(4)	$1,985,871	(5)
Joseph Saporito—Chief Accounting Officer

Severance	—		—		—
Bonus	—		—		—
Award Acceleration	—		—		$1,064,848	(5)

(1)	Represents the cash benefit due to Mr. Rhodes if he is terminated without cause. $350,000 of the severance amount is equal to six months of base salary, and $7,767 is equal to six months of COBRA continuation. Mr. Rhodes also receives a payout equal to his annual bonus target, or $805,000. The terms of the employment agreement include a six month noncompetition provision.

(2)

Represents the cash benefit due to Mr. Rhodes if he is terminated without cause following a Change of Control. $1,400,000 of the severance amount is equal to twenty-four months of base salary, and $31,068 is equal to twenty-four months of COBRA continuation. Mr. Rhodes also receives a payout equal to two times his annual bonus target, or $1,610,000. The terms of the employment agreement include a twelve month noncompetition provision.

(3)	Represents the acceleration of the unvested March 6, 2014 Retention RSUs awarded to Messrs. Pichler and Roenigk and Ms. Lathe, and unvested March 6, 2014 Promotional RSUs awarded to Mr. Rhodes as of December 31, 2014. Please see “Compensation Discussion and Analysis–Components of Executive Compensation–Equity Incentives.”

(4)	Represents the acceleration of unvested performance stock awarded to Messrs. Rhodes, Pichler, and Roenigk, and Ms. Lathe as of December 31, 2014. Under the terms of our Amended and Restated 2007 Long-Term Incentive Plan and Performance Stock Agreement, the performance period under a performance stock grant will truncate upon a Change of Control, and the unvested shares will vest based on performance achieved.

(5)	Represents the acceleration of unvested options and restricted stock awarded to Messrs. Rhodes, Pichler, Roenigk, and Saporito and Ms. Lathe as of December 31, 2014. Under the terms of our Amended and Restated 2007 Long-Term Incentive Plan and Option Agreement, the unvested shares under an option or restricted stock grant will vest if there is a change in control and the employee is terminated without cause within one year of that change in control.

(6)	Represents the severance benefit due to Mr. Roenigk if he is terminated without cause. The severance amount is equal to six months of base salary, or $200,000. The terms of the employment agreement include a twelve month noncompetition provision and a nonsolicitation provision.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014, with respect to shares of our common stock that may be issued, subject to certain vesting requirements, under our existing equity compensation plans, including our Amended and Restated 2007 Long-Term Incentive Plan and our employee stock purchase plan:

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	11,059,096	(1)	$19.92	17,080,155	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	11,059,096		$19.92	17,080,115

(1)	Consists of 789,247 shares of common stock underlying outstanding options granted under our 2005 Non-Qualified Stock Option Plan and Webmail.us, Inc. 2004 Stock Incentive Plan and 10,269,849 shares of common stock underlying outstanding options and restricted stock units granted under our Amended and Restated 2007 Long-Term Incentive Plan.

(2)	Includes 3,789,894 shares of common stock available for issuance under our employee stock purchase plan and 13,290,221 shares of common stock available for issuance under our Amended and Restated 2007 Long-Term Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 12, 2015 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each named executive officer included in the Summary Compensation Table above; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 142,461,389 shares of common stock outstanding at March 12, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 12, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”. Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rackspace Hosting, Inc., 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218.

Shares Beneficially Owned
	(a)		(b)	(a) + (b)
Name of Beneficial Owner	Common Shares Currently Held (# of shares)		Common Shares That May Be Acquired Within 60 Days of March 12, 2015 (# of shares)	Total Beneficial Ownership (# of shares)	Percent of Class (%)
5% Stockholders:
FMR LLC	21,533,161	(1)	—	21,533,161	15.1%
Blue Harbour Group, LP	9,098,087	(2)	—	9,098,087	6.4%
T. Rowe Price Associates, Inc.	8,269,527	(3)	—	8,269,527	5.8%
BlackRock, Inc.	8,181,815	(4)	—	8,181,815	5.7%
Jana Partners LLC	8,001,600	(5)	—	8,001,600	5.6%
Directors and Executive Officers:
Graham Weston	18,908,344	(6)	—	18,908,344	13.3%
S. James Bishkin	57,886	(7)	4,228	62,114	*
Kevin Costello	—		1,775	1,775	*
Ossa Fisher	—		6,343	6,343	*
Michael Sam Gilliland	8,062		4,228	12,290	*
John Harper	—		1,046	1,046	*
Mark P. Mellin	20,133		4,228	24,361	*
Lewis J. Moorman	484,702	(8)	201,710	686,412	*
Fred Reichheld	38,978		4,228	43,206	*
Lila Tretikov	—		3,521	3,521	*
William Taylor Rhodes	29,477		28,866	58,343	*
Karl Pichler	43,936		140,255	184,191	*
Mark W. Roenigk	25,233		46,115	71,348	*
Tiffany Lathe	5,443		14,410	19,853	*
Joseph Saporito	6,297		27,019	33,316	*
All directors and executive officers as a group (15 people)	19,628,491		487,972	20,116,463	14.1%

*	Less than 1%.

(1)	The information provided is pursuant to the information provided in a Schedule 13G/A filed by FMR LLC on February 13, 2015. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(2)	The information provided is pursuant to the information provided in a Schedule 13D filed by Blue Harbour Group, LP on August 18, 2014. The address of Harbour Group, LP is 646 Steamboat Road, Greenwich, Connecticut 06830.

(3)	The information provided is pursuant to the information provided in a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 11, 2015. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	The information provided is pursuant to the information provided in a Schedule 13G filed by BlackRock, Inc. on February 6, 2015. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(5)	The information provided is pursuant to the information provided in a Schedule 13G filed by Jana Partners LLC on February 17, 2015. The address of Jana partners LLC is 767 Fifth Avenue, 8th Floor, New York, New York 10153.

(6)	Includes:

•	227,531 shares held directly by Mr. Weston;

•	13,278,561 shares held by Trout, Ltd.;

•	5,198,667 shares held by Wittington America, Ltd.;

•	10,412 shares held by Knightsbridge L.C.;

•	350 shares held by Overlord Capital, Inc.;

•	85,227 shares held by the Weston Remainderman Fund;

•	100,596 shares held by or for the benefit of family members; and

•	7,000 shares held by or for the Ruby USA Trust.

Mr. Weston, the Chairman of our Board of Directors, is the sole owner of Knightsbridge, L.C., which is the general partner of Trout, Ltd. and general partner of Wittington America, Ltd. Mr. Weston is the sole owner of the Overlord Capital, Inc., and The Ruby Trust USA. Mr. Weston’s children are the beneficiaries of the Weston Remainderman Fund trust. Mr. Weston disclaims any beneficial ownership of shares held by Trout, Ltd., Wittington America, Ltd., Knightsbridge L.C., Overlord Capital, Inc., Weston Remainderman Fund, and by or for the benefit of family members, except to the extent of any pecuniary interest therein.

(7)	Includes:

•	55,270 shares held directly by Mr. Bishkin; and

•	2,616 shares held by Bishkin 2000 Family, LP.

Mr. Bishkin is the general partner of the Bishkin 2000 Family, LP. Mr. Bishkin disclaims beneficial ownership of shares held by Bishkin 2000 Family, LP, except to the extent of any pecuniary interest therein.

(8)	Includes:

•	274,119 shares held directly by Mr. Moorman;

•	51,275 shares held by Mrs. Moorman;

•	49,965 shares held in trust for the benefit of Mr. Moorman’s children; and

•	109,343 shares held in trust of which Mr. Moorman is the beneficiary

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Arrangements and Indemnification Agreements

We have entered into employment agreements with some of our executive officers. See the section titled “Employment Contracts and Change of Control Arrangements” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with Related Parties

We leased approximately 16,446 square feet of office space in the Weston Centre from Santa Clara Land Company, Ltd., an affiliate of Mr. Weston. We entered into the Office Building Lease Agreement with Santa Clara Land Company, Ltd. effective May 1, 2013. The leased space is currently utilized by the Open Cloud Academy, LLC, a subsidiary with a mission to provide advanced technology training that an individual needs to become a top entry-level Open Cloud Technologist. Our Audit Committee discussed this lease as a potential related party transaction and approved the terms of the lease as fair and in the best interests of the Company on April 30, 2013. The lease transaction will be reviewed annually by the Board or a Committee of the Board. We paid an aggregate of $313,8243.19 to the Santa Clara Land Company, Ltd. during 2014 under this lease. Mr. Weston is a limited partner and minority interest holder in Santa Clara Land Company, Ltd. The dollar value of Mr. Weston’s interest in the above described transaction, without regard to the amount of profit or loss, would be approximately $84,732.53.

We believe that the transaction described above was made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Corporate Opportunity Waiver

Under the “corporate opportunity doctrine,” in certain circumstances our directors, officers and stockholders may have a duty to present to us matters that come before them that are within our line of business or would be deemed of interest to us. Pursuant to our restated certificate of incorporation, we have renounced any such duty with respect to our non-employee directors except where such matters are presented to them solely in their capacities as our directors. A company is permitted to renounce or waive its right to corporate opportunities under Section 122(17) of Delaware General Corporation Law. An example of when the corporate opportunity waiver could be applicable is in the event that a non-employee director was approached by a company that would like to be acquired, and which is engaged in a line of business that relates to our business. Under Delaware law, a director may, under certain circumstances, be obligated to present this kind of opportunity to the corporation for which they serve as a director. With the waiver set forth in our restated certificate of incorporation, we have eliminated uncertainty about this kind of question, and our non-employee directors would not have any obligation to present any such opportunities to us. Our non-employee directors would be free to pursue any such opportunities themselves, or to present them to another company, without notifying us or giving us any ability to participate. We chose to waive these rights in order to attract and retain highly qualified individuals to our Board of Directors who might be affiliated with venture funds or other investment entities that are likely to invest in other companies that may be presented with opportunities similar to those that might be deemed of interest to us. Since all of our non-employee directors are active investors or serve on the Boards of Directors of other companies, our Board of Directors desired to avoid any uncertainty as to their duties to the Company with respect to corporate opportunities. In addition, our Board of Directors considered the effect of not having the waiver in place on recruiting new directors and concluded that it would be more difficult to recruit new directors without the waiver.

Policies and Procedures for Related-Party Transactions

We have adopted a formal written policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers, and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

In accordance with our Code of Business Conduct and Ethics, all transactions entered into in 2014 involving any of our directors or officers have been submitted to our Board of Directors for review and approval by our disinterested directors in accordance with Section  144 of the Delaware General Corporation Law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2014, we believe that all Reporting Persons complied with all applicable reporting requirements, except that the following Form 4’s were not filed timely: two Form 4s for each Messrs. Moorman, Rhodes, Pichler, and Ms. Lathe and one Form 4 for each Messrs. Roenigk, and Saporito, all reporting the withholding of shares to cover the tax withholding obligation on restricted stock releases which occurred on February 15, 2014 and March 10, 2014, one Form 4 for Mr. Moorman reporting the cancellation of restricted stock which occurred on March 31, 2014, and one Form 4 for Mr. Roenigk reporting the exercise of stock options and sale of shares received which occurred on February 27, 2014.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, including submissions for a nominee or nominees for one or more of our director positions, must submit the proposal to us no later than December 8, 2015, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed this Proxy Statement to stockholders in connection with the 2015 Annual Meeting. Pursuant to Rule 14a-4(c) of the Exchange Act and our bylaws, as amended, stockholders who intend to present a proposal at the 2016 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify us of such proposal no later than the close of business on the later of one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with this year’s Annual Meeting; provided, however, in the event the date of the 2016 Annual Meeting has been changed by more than thirty (30) days from the date of the 2015 Annual Meeting, notice by a stockholder of a proposal must be received no later than the close of business on the latter of one hundred twenty

(120) calendar days in advance of the 2016 Annual Meeting and ten (10) calendar days following the date on which public announcement of the date of the 2016 Annual Meeting is first made. If we do not receive notification of the proposal within that time, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2016 Annual Meeting. Stockholder proposals must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the SEC.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2014. Copies of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2014, as filed with the SEC, is available free of charge on our website at http://ir.rackspace.com under the “Investor” section.

The Board of Directors of Rackspace Hosting, Inc.

April 6, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

May 6, 2015

PROXY VOTING INSTRUCTIONS

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH

ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.rackspace.com/proxy

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	00003333033000001000 1	050615

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS IN PROPOSAL ONE

AND “FOR” APPROVAL OF PROPOSALS TWO, THREE AND FOUR

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors
		FOR	AGAINST	ABSTAIN
	Fred Reichheld	☐	☐	☐
	Kevin Costello	☐	☐	☐
	John Harper	☐	☐	☐
	2. Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 and 2.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐	¢

RACKSPACE HOSTING, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 6, 2015

8:30 a.m. CDT

Rackspace Corporate Headquarters

1 Fanatical Place

City of Windcrest

San Antonio, Texas 78218

This proxy is solicited on behalf of the Board of Directors

for use at the Annual Meeting on May 6, 2015.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all of the Director Nominees in Item 1 and “FOR” Item 2.

By signing the proxy, you revoke all prior proxies and appoint William Alberts and William Taylor Rhodes, and each of them, with power to act without the other and with full power of substitution, to represent all your shares of common stock of Rackspace Hosting, Inc. which you are entitled to vote on, and to vote on all matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments, continuations or postponements thereof.

(Continued and to be signed on the reverse side.)

¢	14,475	¢